Exhibit 10.5

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of the 18th day of January, 2017 (the “Execution Date”) is made by and among Meridian Bank, a Pennsylvania- chartered banking institution or its assigns (the “Purchaser”), and HJ Wealth Management, LLC, a Pennsylvania limited liability company (“Seller”) and Jay Heller (“Heller”) and Brian Kohute (“Kohute,” and together with Heller, the “HJ Members”).

RECITALS:

WHEREAS, Seller is engaged in the business of providing investment management and advisory services to Clients (defined below) and maintains, in connection therewith, institutional, sub-advisory and managed account relationships (collectively, the “Business”);

WHEREAS, Seller desires to sell and assign all of its assets and rights related to the Business to Purchaser subject only to the exclusions provided for herein, together with certain specified liabilities of Seller;

WHEREAS, Purchaser desires to acquire and operate all of the assets and rights related to the Business subject only to the exclusions provided for herein, and assume the Assumed Liabilities (defined below);

WHEREAS, Seller intends to operate the Business during the Interim Period (defined below) in the normal course of business for the benefit of Purchaser and Purchaser shall receive the benefit of the operations of the Business during the Interim Period; and

WHEREAS, this Agreement sets forth the terms and conditions upon which: (i) Purchaser has agreed to purchase from Seller, and Seller has agreed to sell to Purchaser, the Purchased Assets and (ii) Purchaser has agreed to assume the Assumed Liabilities.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Purchaser and Seller, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS; INTERPRETATION

1.1.     Certain Definitions. As used in this Agreement, the terms below shall have the meanings specified below. Other capitalized terms used in this Agreement as defined terms shall have the meanings specified elsewhere in this Agreement.

“Accounts Receivable” shall have the meaning set forth in Section 2.2(a).

“Actual Quarterly QR” means the actual Qualified Revenue as determined on a quarterly basis consistent with Section 3.2.

“Adjustment Date” shall have the meaning set forth in Section 3.2(a).

“Affiliate” of any Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with such Person in question. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise.

“Agreement” shall have the meaning specified in the Preamble.

“Ancillary Documents” shall mean the Bill of Sale and the Assignment and Assumption Agreement.

“Assigned Contracts” shall have the meaning set forth in Section 2.1(b).

“Assignment and Assumption Agreement” shall  have  the  meaning  set  forth  in  Section 5.2(b).

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“AUM” shall mean, with respect to any Client, the net assets under management for such Client, and with respect to the Business, net aggregate assets under management for all Clients.

“Base Amount” shall have the meaning set forth in Section 3.1(a). “Bill of Sale” shall have the meaning set forth in Section 5.2(a). “Business” shall have the meaning set forth in the Recitals.

“Business Day” shall mean any day other than a Saturday, a Sunday, or a legal holiday in Pennsylvania on which banking institutions are permitted or required by law, executive order or decree to remain closed.

“Client” shall mean any Person who (i) receives Investment Management Services or investment advisory services from Seller or Purchaser (as the context requires) through the Business as of the date of determination and who/which is defined as a “client” pursuant to Form ADV and associated SEC interpretations, or (ii) is party to an agreement (whether written or oral), in force and effect as of the date of determination, pursuant to which Seller provides Investment Management Services or investment advisory services, including any sub-advisory services, to such Person and whereby such Person is defined as a “client” pursuant to Form ADV and associated SEC interpretations.

“Client Contract” means each Contract or agreement pursuant to which Seller provides investment advisory services or Investment Management Services, including any sub-advisory services, to a Client (other than a client of an Intermediary, which client is not party to a separate investment management agreement with Seller), including each such agreement entered into by such investment advisory client following the Execution Date and prior to the Closing Date.

“Closing” shall have the meaning set forth in Section 5.1.

“Closing Balance Sheet” shall mean the balance sheet of Seller as the Closing Date. “Closing Date” shall have the meaning set forth in Section 5.1.

“Closing EBITDA” shall mean EBITDA as of the Closing Date determined consistent with the agreed-upon computation methodology set forth in Exhibit C.

“Closing Qualified Revenue” shall mean Qualified Revenue (on a trailing twelve (12) month basis) as of the Closing Date determined consistent with the agreed-upon computation methodology set forth in Exhibit D.

“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Contracts” shall have the meaning set forth in Section 2.1(b). “Distribution Agreement” shall have the meaning set forth in Section 6.9. “Down Payment” shall have the meaning set forth in Section 3.1(b).

“EBITDA” shall mean the adjusted earnings before interest, taxes, depreciation and amortization of Seller, calculated using the agreed-upon methodology and adjustments set forth in Exhibit C attached hereto.

“Employee” shall mean any individual employed by Seller in the conduct of the Business as of the Execution Date as set forth on Section 6.21 of the Seller Disclosure Schedules, but subject to change between the Execution Date and the Closing Date as a result of employee changes in the ordinary course of business consistent with past practices.

“Employee Benefit Plans” shall have the meaning set forth in Section 6.21.

“Employee Non-Compete” shall have the meaning set forth in Section 4.4.

“Employment Agreement” shall have the meaning set forth in Section 4.3.

“Environmental Laws” shall have the meaning set forth in Section 6.23.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, or modified from time to time.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall mean those assets that are not included in the transactions contemplated herein and as are further defined in Section 2.2.

“Excluded Liabilities” shall mean those liabilities that are not included in the transactions contemplated herein and as further defined in Section 2.4.

“Execution Date” shall have the meaning set forth in the Preamble.

“Fee Rate” means the effective fee rate used in the billing for a Client’s account with Seller immediately preceding the relevant measurement date.

“Financial Statements” shall have the meaning set forth in Section 6.10(a).

“Form ADV” shall have the meaning set forth in Section 6.5(d).

“Governmental Authority” means any federal, state, local or foreign court, arbitrator, alternative dispute resolution body, government or political subdivision or department thereof, or any governmental, administrative or regulatory body, commission, board, bureau, agency or instrumentality.

“HJ Members” shall have the meaning set forth in the Preamble.

“Indemnity Obligations” shall mean the indemnity obligations of an Indemnifying Party pursuant to Section 13.2.

“Indemnified Party” shall have the meaning set forth in Section 13.3.

“Indemnifying Party” shall have the meaning set forth in Section 13.3.

“Independent Expert” shall have the meaning set forth in Section 3.3.

“Insurance Policies” shall have the meaning set forth in Section 6.26.

“Intangible Personal Property” shall have the meaning set forth in Section 2.1(c).

“Intellectual Property” shall mean (i) fictitious business names, trade names, service names, registered and unregistered trademarks, service marks, and applications, which are used or held for use (as licensee, licensor or otherwise) in the Business, including, without limitation, all of Seller’s rights to use the name “HJ Wealth Management” and the trademark “The Progression of Wealth” and logo(s) related thereto; (ii) trade secrets, know-how, secret processes, formulations, engineering, confidential information, Client lists, supplier lists, price lists, computer software (including data and related documentation), technical information, data, process technology, plans, drawings, and blue prints, and all similar property of any nature, tangible or intangible, which are used or held for use (as licensee, licensor or otherwise) in connection with the Business; (iii) copyrights in both published works and unpublished works, which are used or held for use (as licensee, licensor or otherwise) in connection with the Business; (iv) patents, patent applications, inventions and discoveries (including any renewals or modifications thereof) that may be patentable, which are used or held for use (as licensee, licensor or otherwise) in connection with the Business; (v) other proprietary and intangible rights; (vi) copies and tangible embodiments thereof (in whatever form or medium); and (vii)  goodwill associated with any of the foregoing.

“Interim Period” shall mean the period of time from the Execution Date through and including the Closing Date.

“Intermediary” means a third-party financial adviser or program sponsor, including any sponsor of a Wrap Program or managed account program, for whom, pursuant to an Intermediary Contract,  Seller  has  agreed  to  provide  certain  investment  advisory  services  as  indicated  on Section 1.1(b) of the Seller Disclosure Schedules.

“Intermediary Contract” means each of the agreements or master agreements, including any agreements related to a Wrap Program or managed account program, set forth on Section 1.1(b) of the Seller Disclosure Schedules.

“Investment Account” means the investment management or investment advisory  account or accounts established by a Client or Intermediary, as applicable, with the Business pursuant to the provisions of the applicable Client Contract, Intermediary Contract, or other investment management agreement with the Intermediary to which the Client is a party.

“Investment Adviser” means each Related Person (as such term is defined on Form ADV) acting as an investment adviser in connection with the Business as of the Execution Date, as listed on Section 6.8(i) of the Seller Disclosure Schedules.

“Investment Advisers Act” means the United States Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Company” shall have the meaning provided in the Investment Company Act, provided that for purposes of this Agreement the term Investment Company shall include Persons that would be an investment company, as defined in that Act, but for the exemption contained  in  Section 3(c)(1),  the  final  clause  of  Section 3(c)(3),  Section 3(c)(7),   or   Section 3(c)(11) of the Investment Company Act.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the Internal Revenue Service of the United States of America.

“Investment Management Services” means the provision of investment research, investment consulting, portfolio management, or related investment services for compensation, in each case of a nature requiring registration of the provider under Section 203 of the Investment Advisers Act.

“Knowledge” or “to Seller’s Knowledge” or “to the best of Seller’s Knowledge” (or similar phrases) shall mean to the extent of matters (i) which are actually known by such party after due inquiry or (ii) which, based on facts of which such party is aware, would be known to a reasonable Person in similar circumstances, and when used in the context of Seller shall be deemed to mean the knowledge of Heller, Kohute and each of the other senior and executive officers of Seller.

“Laws” shall mean any law, statute, ordinance, code, rule, regulation, ruling, decree, judgment, award, order or other requirement of any Governmental Authority.

“Liabilities” shall mean any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, judgment, deficiency, cost, expense, assessment, fee, interest payment, penalty, disbursement, obligation or responsibility, whether known or unknown, asserted or unasserted, due or to become due, accrued, absolute, liquidated or unliquidated, contingent or fixed, secured or unsecured, determined or undeterminable.

“Liens” shall mean any charge, mortgage, pledge, lien, security interest, voting agreement (including any conditional sale agreement, title retention agreement, restriction or option having substantially the same economic effect as the foregoing) or encumbrance of any kind whatsoever.

“Losses” shall have the meaning set forth in Section 13.2(a).

“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance, development or effect that, individually or together with all other changes, events, violations, inaccuracies circumstances, developments and effects that occurred before the date of determination,

(a)    with respect to Seller, (i) is, or would reasonably be expected to be, both material and adverse to the condition (financial or otherwise), assets, customer relationships, business or results of operations of the Business or any development, including a prospective change, in or affecting the condition (financial or otherwise) results of operations, business prospects of Seller or (ii) would prevent or materially impair the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; and

(b)    with respect to Purchaser, would prevent or materially impair the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

provided,  however, that Material Adverse Effect shall be deemed not to include the effect or impact to the extent directly resulting from any of the following (i) changes in the economy generally and not specifically relating to Seller, (ii) changes in the money management business generally and not specifically relating to Seller, and (iii) the announcement of this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby.

“Material Clients” means a Client of the Business which is (a) one of the top ten (10) Clients of the Business with respect to revenue or (b) who represents more than five percent (5%) of the total revenues of Seller.

“Material Contracts” shall have the meaning set forth in Section 6.9(a).

“Notice of Objection” shall have the meaning set forth in Section 3.2(e).

“OFAC” shall mean the U.S. Treasury Department’s Office of Foreign Assets Control.

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Organizational Documents” shall have the meaning set forth in section 6.1(b).

“PA DOBS” shall mean the Pennsylvania Department of Banking and Securities.

“Parent” shall mean Meridian Bank, a Pennsylvania bank.

“Permits” shall have the meaning set forth in Section 2.1(d).

“Person” shall mean any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, Governmental Authority or any similar entity.

“Post-Closing Actual QR” shall mean Qualified Revenue determined in accordance with Section 3.2 and consistent with the agreed-upon computation methodology set forth in Exhibit D.

“Post-Closing Adjustment” shall have the meaning set forth in Section 3.2(a).

“Post-Closing Differential” shall have the meaning set forth in Section 3.2(a).

“Post-Closing Target QR” shall mean Qualified Revenue of $*.

“Proceeding” shall mean any suit, claim, legal proceeding, action at law or in equity, by or against any Person, or a hearing before a Governmental Authority, or an investigation, charge, complaint, audit, notice or demand by a Governmental Authority.

“Prohibited Persons” shall have the meaning specified in Section 6.5(l).

“Products” shall mean any of the products marketed by or sold by Seller or services provided by Seller in the conduct of the Business as of the Closing Date.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Purchase Price Allocation” shall have the meaning set forth in Section 3.4.

“Purchased Assets” shall have the meaning set forth in Section 2.1. “Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Disclosure Schedules” shall have the meaning specified in Article VII.

 “Purchaser Indemnified Parties” shall have the meaning specified in Section 13.2(a).

“Purchaser Note” shall have the meaning set forth in Section 3.1(b)(ii).

“Qualified Revenue” means the aggregate amount of revenue (including, without limitation, commissions) generated from Clients of the Seller (or otherwise directly attributable to the efforts of either or both HJ Members) in the ordinary course of the Business, calculated consistent with the agreed-upon computation methodology set forth in Exhibit D.

* Confidential information has been omitted pursuant to a request for confidential treatment and filed separately with the Federal Deposit Insurance Corporation.

“Records” shall have the meaning set forth in Section 2.1(g). “Regulatory Approval” shall mean the Seller Approvals.

“Regulatory Agency” means a Governmental Authority or an SRO to which Seller or Purchaser is subject.

“Regulatory Documents” shall mean all material forms, reports, registration statements, schedules and other documents, together with any amendments required to be made with respect thereto, which are filed or required to be filed by Seller with any Regulatory Agency.

“Representatives” shall mean, with respect to any Person, such Person’s officers, directors, partners, members, employees, accountants, consultants, legal counsel, agents and other representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Affiliate” means a Person directly or indirectly controlled by, controlling, or under common control with Seller.

“Seller Approvals” shall have the meaning set forth in Section 6.3.

“Seller Bring Down Certificate” shall have the meaning set forth in Section 9.3. “Seller Disclosure Schedules” shall have the meaning specified in Article VI. “Seller Indemnified Parties” shall have the meaning set forth in Section 13.2(b). “SFPF” shall have the meaning specified in Section 6.5(k).

“SRO” means any domestic industry self-regulatory organization of which the relevant Person is a part or to which it is subject.

“Tangible Personal Property” shall have the meaning set forth in Section 2.1(f). “Target AUM” shall mean AUM for the Business of $*.

“Target EBITDA” shall mean an annualized EBITDA equal to $*.

“Target Qualified Revenue” shall mean annualized Qualified Revenue of $*. “Target Quarterly QR” is $*, as described in Section 3.2.

* Confidential information has been omitted pursuant to a request for confidential treatment and filed separately with the Federal Deposit Insurance Corporation.

“Tax” (and, with correlative meaning, “Taxes”) means all U.S. federal, state, local, provincial, foreign or other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind, including all income, franchise, sales, use, ad valorem, transfer, license, recording, employment (including federal and state income tax withholding, backup withholding, FICA, FUTA or other payroll taxes), environmental, excise, severance, stamp, occupation, premium, prohibited transaction, property, value-added, net worth, or any other taxes and any interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules or supporting information), including any information return, claim for refund, amended return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return.

“Third-Party Claim” shall have the meaning set forth in Section 13.3

“Transferred Employees” shall mean those Employees who accept offers of employment from Purchaser effective as of the Closing.

“Wrap Programs” shall mean the wrap fee programs established and serviced by certain wrap sponsors pursuant to which Seller acts as the investment adviser for certain individual accounts managed in accordance with certain specified investment objectives, policies and restrictions.

1.2.    Construction and Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and article or section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be qualified by the phrase “without limitation.” Unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any agreement referred to herein shall include reference to all exhibits, schedules and other documents or agreements attached thereto.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1.     Purchased Assets. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of Seller and Purchaser in this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all Liens, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest in and to the following assets, properties, Contracts and rights, in each case as of the date of, and included in, the Closing Balance Sheet, regardless of the actual Closing Date, excluding the Excluded Assets (collectively, the “Purchased Assets”):

(a)     Accounts Receivable. [Reserved];

(b)     Contracts. All oral or written agreements, contracts, contract rights, licenses, leases, subleases, distributor agreements, sales representative agreements, instruments, documents, purchase and sales orders, quotations, proposals, bids and other executory commitments of Seller, including, without limitation, each Client Contract and each Intermediary Contract (collectively, the “Contracts”) to the extent legally subject to sale that Seller has agreed to assign, and which Purchaser has agreed to assume, each being specifically designated on Section 2.1(b) of the Seller Disclosure Schedules (the “Assigned Contracts”), provided, however that all Client Contracts and Intermediary Contracts shall be deemed “Assigned Contracts” regardless of whether such contracts appear on Section 2.1(b) of the Seller Disclosure Schedules;

(c)     Client Lists, Sales and Marketing Materials. All goodwill incident to the Business, Clients, Client lists, sales data, catalogs, reference resources, brochures, price lists, supplier lists, files, records, Client (including potential Client), supplier (including potential supplier), contractor and subcontractor correspondence files, credit files, names, mailing lists, art work, photographs and advertising material that are used in the conduct of the Business, whether in electronic form or otherwise (collectively, the “Intangible Personal Property”);

(d)     Permits, Licenses. All governmental permits, licenses, certificates of authority, registrations, orders and approvals used, owned or held by Seller, in each case if and to the extent transferable to Purchaser (collectively, the “Permits”);

(e)     Intellectual Property. All Intellectual Property and all books, records, information and materials which pertain to the Intellectual Property;

(f)     Tangible Personal Property. All machinery, equipment, leasehold improvements and fixtures, vehicles, supplies, materials, office furniture and office equipment, and computing and telecommunications equipment (collectively, “Tangible Personal Property”);

(g)     Property, Personnel and Accounting Records. All other records and data, including property records and copies of personnel records of Employees who become employees of Purchaser (whether such records are in hard copy, electronic, or any other format), including, without limitation, all records and data regarding Products, quality control practices and procedures used in the Business, and operations procedures used in the Business (collectively, the “Records”);

(h)    Prepaid Items. Prepaid expense and deposit items;

(i)     Computer Software. All computer applications software and programs, owned or licensed (excluding shrink-wrap and off the shelf software), whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., order processing, manufacturing, process control, shipping, etc.), all computer operating, security or programming software owned or licensed by Seller, all database technologies owned or licensed by Seller, and all systems manuals related to any of the foregoing;

(j)     Other Intangible Assets. All other intangible assets (including all contract rights and warranty and product liability claims against third parties, telephone numbers, telecopier numbers, websites and domain names, used in the conduct of the Business); and

(k)     Other Assets. All other tangible and intangible properties, assets  and rights arising out of or used in the conduct of the Business, other than the Excluded Assets.

For the avoidance of doubt, Purchaser shall get the financial benefit of operations of the Business on and after the Closing Date.

2.2.     Excluded Assets. The following assets, properties and rights (collectively, the “Excluded Assets”) shall be excluded from the Purchased Assets, and shall not be sold, transferred, assigned, conveyed or delivered to Purchaser:

(a)        All accounts receivable (“Accounts Receivable”) included in the Closing Balance Sheet;

(b)        Cash and cash equivalents on hand or in bank accounts (except as due to Purchaser in accordance with Section 11.8 hereof);

(c)        Assets consisting of pension funds or other funds for the benefit of Employees;

(d)        Limited liability company minute books and equity books and ledgers;

(e)        Any claims and other contract rights against third parties (including, without limitation, insurance carriers), to the extent they relate to Liabilities or obligations that are not assumed by Purchaser hereunder (except to the extent Purchaser shall have incurred costs and expenses with respect to such claims and rights);

(f)        All Tax Returns and related workpapers and claims for refunds of Taxes and other governmental charges to the extent such refunds relate to periods ending on or prior to the Closing Date;

(g)        All Insurance Policies of Seller and rights thereunder, including, without limitation, all rights with respect to any pending claims and any refunds of premiums previously paid on account of thereof; and

(h)        All Contracts that are not Assigned Contracts.

2.3.    Assumed Liabilities. As of the Closing Date, Seller shall assign to Purchaser, and Purchaser shall assume the obligations and liabilities of Seller arising from events occurring on or after the Closing Date under the Assigned Contracts, but only to the extent such liabilities or obligations arise from events occurring after the Closing and do not result from, arise out of, relate to, or are caused by: (i) a breach of any of the Assigned Contracts that occurred prior to the Closing Date; (ii) a breach of warranty, infringement or violation of any Laws that occurred prior to the Closing Date; (iii) an event or condition occurring or existing prior to the Closing Date which, through the passage of time or the giving of notice or both, would constitute a breach or default by Seller under any of the Assigned Contracts; or (iv) any act or omission of Seller or its agents acting on its behalf (collectively referred to herein as the “Assumed Liabilities”).

2.4.    Excluded Liabilities. Except to the extent expressly provided in Section 2.3, in connection with the transactions contemplated by this Agreement, Purchaser will not assume, nor in any way be liable or responsible for any Liabilities or obligations of Seller of any kind, nature, character and description (including whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether accrued or unaccrued, whether due or to become due, and whether claims with respect thereto are asserted before or after the Closing) of Seller including, without limitation, the Liabilities listed below (collectively, the “Excluded Liabilities”):

(a)        Any Liabilities directly attributable to the Excluded Assets;

(b)        Liabilities of Seller under notes payable and bank indebtedness (collectively, “Third Party Indebtedness”);

(c)        Any Liabilities attributable to Contracts that are not Assigned Contracts;

(d)        Liabilities of Seller for unpaid Taxes;

(e)        Any Liability of Seller arising from activities performed in connection with the Business prior to the Closing Date, including claims under Environmental Laws and liability or warranty claims related to Products or services provided prior to the Closing Date;

(f)        Any Liability under Employee Benefit Plans of Seller;

(g)        Liabilities of Seller either (i)  arising  out  of  any  Proceeding  disclosed on Section 6.15 of the Seller Disclosure Schedules or (ii) arising out of any Proceeding based on a claim that relate to Seller’s operations prior to the Closing Date, regardless of whether any such Proceeding covered by this clause (ii) is commenced before, on or after the Closing Date;

(h)        Liabilities of Seller for compensation or claims of Employees for periods prior to the Closing Date; and Liabilities of Seller for severance (if any) of Employees who are not hired or engaged by Purchaser (and, for the avoidance of doubt, Purchaser will have Liabilities relating to Employees who are hired or engaged by Purchaser only for periods from and after the Closing Date under the terms of such engagement by Purchaser);

(i)         Any claims of Governmental Authorities for periods prior to the Closing Date on account of violations of Laws;

(j)         Any Liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;

(k)        Any Liability of Seller for its breach of this Agreement;

(l)         Any Liability of Seller for damages under any Contract breached by Seller prior to the Closing Date;

(m)       Any liabilities and obligations of Seller for fees, costs and expenses incurred in connection with the sale of the Business pursuant to this Agreement or the consummation of the transactions contemplated hereby or thereby, except as provided in this Agreement or the Ancillary Documents; and

(n)        Any liabilities and obligations for indemnification, liquidated damages or other penalties in any contract or agreement to the extent that such liabilities and obligations result from the failure of Seller to perform under or breach of any such contract or agreement prior to the Closing.

ARTICLE III

PURCHASE PRICE; POST-CLOSING ADJUSTMENT

3.1.      Purchase Price.

(a)        Amount of Purchase Price. The purchase price (the “Purchase Price”) for the Purchased Assets shall be equal to * Dollars ($*) (the “Base Amount”), subject to any Post- Closing Adjustment, as provided in Section 3.2.

(b)        Payment of Purchase Price. The Purchase Price shall be paid by the Purchaser to the Seller as follows:

(i)         At Closing, Purchaser shall pay to Seller the sum of * Dollars ($*) (the “Down Payment”), in cash; and

(ii)        At Closing, Purchaser shall deliver to Seller the amount of * Dollars ($*) by the execution and delivery of a Promissory Note by Purchaser, as the maker, in the form attached hereto as Exhibit H (the “Purchaser Note”). The Purchaser Note, prior to adjustments, if any, under Section 3.2, shall include the following terms and conditions: (i) fixed interest at 3.0% per annum; and (ii) twelve (12) consecutive equal quarterly payments of principal and interest beginning ninety (90) days from the Closing Date.

* Confidential information has been omitted pursuant to a request for confidential treatment and filed separately with the Federal Deposit Insurance Corporation.

3.2.      Post-Closing Adjustment to Purchaser Note.

(a)        General. If, on the eighteen (18) month anniversary of the Closing Date (the “Adjustment Date”), and provided that the amounts due on the Purchase Note have not previously been accelerated pursuant to the terms thereof, the Post-Closing Target QR exceeds the Post-Closing Actual QR, then the Purchaser Note and the Purchase Price shall be adjusted as set forth in Section 3.2(b) (the “Post-Closing Adjustment”). The amount, as of the Adjustment Date, by which the Post-Closing Target QR exceeds the Post-Closing Actual QR shall be determined in accordance with Sections 3.2(c) and 3.2(d) (i.e., measured quarterly and aggregated) and the resultant difference shall be referred to as the “Post-Closing Differential.” The Post-Closing Adjustment shall be dependent upon whether the Post-Closing Differential was caused by (a) changes in the general market conditions (“Market Changes”); or (b) changes or factors other than Market Changes (“Non-Market Changes”).

(i)         For purposes of this provision, the Post-Closing Differential shall be deemed to have been caused by Market Changes only to the extent that there is a decline in the Index (as defined in subsection (ii) below) between the Closing Date and the Adjustment Date, with the Post-Closing Differential to be attributed to Market Changes to be proportionate to such decline in the Index, with any other Post-Closing Differential to be deemed to have been caused by Non-Market Changes.

(ii)        For purposes of this provision, “Index” shall mean the FTSE Global All Cap Index (the “FTSE”) and the Barclays US Aggregate Bond Index (the “Barclays”), considered together and weighting the FTSE at 75% and the Barclays at 25%.

(b)        Post-Closing Adjustments. If the Post-Closing Differential is less than or equal to $*, then there shall not be a Post-Closing Adjustment. If, however, the Post-Closing Differential is greater than $*, then there shall be a Post-Closing Adjustment to the Purchaser Note as follows:

(i)         Market Changes. If the Post-Closing Differential is attributable solely to Market Changes, then the principal balance under the Purchaser Note shall remain unchanged but the repayment period under Purchaser Note shall be extended for an additional thirty-six (36) month period from the Adjustment Date. For avoidance of doubt, the Post- Closing Adjustment under this Section 3.2(b)(i) shall result in an extension of the Maturity Date under the Purchaser Note from thirty-six (36) months following the Closing Date to fifty-four (54) months following the Closing Date. Otherwise, all other terms of the Purchaser Note shall remain the same.

(ii)       Non-Market Changes. If the cause of the Post-Closing Differential is attributable, in whole or in part, to Non-Market Changes, then (a) the repayment period under the Purchaser Note shall be extended for a period of thirty-six (36) months from the Adjustment Date (consistent with the adjustment under subclause (i) above); and (b) the principal amount remaining on the Purchaser Note shall be reduced dollar-for-dollar by an amount equal to the portion of the Post-Closing Differential attributed to Non-Market Changes. Otherwise, all other terms of the Purchaser Note shall remain the same.

* Confidential information has been omitted pursuant to a request for confidential treatment and filed separately with the Federal Deposit Insurance Corporation.

(c)        Section  3.2(a)  and  (b)  shall  be  applied  consistent  with   the  following examples.

(i)         Assume that the Post-Closing Actual QR is $*, resulting in  a Post-Closing Differential of $*. Then no adjustment shall be made to the Purchaser Note because the Post-Closing Differential is less than $*.

(ii)        Assume that the Post-Closing Actual QR is $*, resulting in a Post- Closing Differential of $*. Then there shall be an adjustment to the Purchaser Note.

(iii)      A change in the Index shall be determined as per the following example.

Assume that the FTSE and Barclays have both declined 25% and 5%, respectively:

((25) x .75) + ((5) x .25) = (18.75) + (1.25) = (20)

In this example, the Index shall be deemed to have declined by 20%..

(d)        Post-Closing Adjustment Differential Measurement Period. For purposes of determining the Post-Closing Differential, Actual Quarterly QR shall be determined on a quarterly basis and then aggregated for the six quarters post-Closing to the Adjustment Date consistent with Section 3.2(c) and Exhibit I to this Agreement. The measurement period shall be each calendar quarter consistent with the billing cycle from the Closing Date to the Adjustment Date. Accordingly, Target Quarterly QR is $* ($* divided by 6 quarters (18 months)). Each quarter the Target Quarterly QR will be measured against the Actual Quarterly QR. The difference between the Target Quarterly QR and Actual Quarterly QR will be separately allocated to Market Changes and Non-Market Changes. If, as of the Adjustment Date, the Post- Closing Target QR (i.e., $*) exceeds the aggregate Quarterly Actual QR by more than $*, the Maturity Date under the Purchase Note shall be extended from thirty-six (36) months following the Closing Date to fifty-four (54) months following the Closing Date, and the principal amount remaining under the Purchase Note would be reduced dollar for dollar by an amount equal to that portion of the Post-Closing Differential that is attributable to the cumulative Non-Market Changes.

(e)       Post-Closing Adjustment Statement. Within thirty (30) days after the Adjustment Date, Purchaser shall prepare and deliver to Seller a statement (the “Adjustment Statement”), which shall state the Post-Closing Adjustment, if any, show in detail the calculation of the Post-Closing Differential and cite the causes of such Post-Closing Differential. Seller  shall have thirty (30) days commencing on the date that Purchaser delivers the Adjustment Statement (the “Adjustment Review Period”) to review the Adjustment Statement. During the Adjustment Review Period, Seller and its Representatives shall be permitted to review during normal business hours as they shall reasonably request the books, records and working papers of Purchaser relating to the Adjustment Statement.

* Confidential information has been omitted pursuant to a request for confidential treatment and filed separately with the Federal Deposit Insurance Corporation.

(f)        Acceptance or Deemed Acceptance of Adjustment Statement. If Seller accepts the Adjustment Statement in writing or does not notify Purchaser in writing within the Adjustment Review Period of any objection to any component of the computation of the Post- Closing Adjustment set forth therein, such computation set forth in Adjustment Statement shall be final and binding on all parties, and shall have the effect of an arbitral award, and the Purchaser Note shall be adjusted pursuant to Section 3.2(b).

(g)        Objections to Adjustment Statement. If Seller objects to any component  of the Adjustment Statement, Seller must notify Purchaser in writing (the “Notice of Objection”), of any such objection within the Adjustment Review Period specifying, in reasonable detail, the nature or basis of such objection and the adjustments that Seller seeks to the Adjustment Statement (collectively, the “Proposed Adjustments”), and attaching documents that are reasonably necessary to support such Proposed Adjustments. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein. If Seller provides the Notice of Objection to Purchaser within the Adjustment Review Period, Purchaser and Seller shall, during the thirty (30) day period following Purchaser’s receipt of the Notice of Objection (the “Adjustment Resolution Period”), attempt in good faith to resolve Seller’s objections. During the thirty (30) day period following Purchaser’s receipt of the Notice of Objection, Seller and its Representatives shall be permitted to review during normal business hours as they shall reasonably request the working papers of Purchaser relating to the Notice of Objection and the basis therefore. If Purchaser and Seller are unable to resolve all such objections within the Adjustment Resolution Period, the matters remaining in dispute (the “Unresolved Adjustments”) shall be submitted to the dispute resolution process set forth in Section 3.3 below and the determination of the Post-Closing Adjustment pursuant to the dispute resolution process shall be shall be final and binding and the Post-Closing Adjustment shall accordingly be made pursuant to the terms set forth above.

(h)        Final Post-Closing Adjustment If an Objection is Filed. If Seller delivers to Purchaser a Notice of Objection within the Adjustment Review Period, the Adjustment Statement shall become final and binding on all parties, and shall have the effect of an arbitral award, upon the earlier of (i) the date of an agreement in writing by Purchaser and Seller that the Adjustment Statement, together with any modifications thereto agreed by Purchaser and Seller, are final and binding (in which case the Post-Closing Adjustment shall be as so agreed upon in writing by the parties); or (ii) the date on which the Independent Expert finally resolves in writing any Unresolved Adjustment (in which case the Post-Closing Adjustment shall be as determined by the Independent Expert pursuant to Section 3.3).

(i)         Cooperation. Each of Purchaser and Seller shall provide the other (and such other’s Representatives) with reasonable access during normal business hours to any books, records and working papers as the other may reasonably request in connection with the preparation and review of the Adjustment Statement and the determination of the Post-Closing Adjustment pursuant to this Section 3.2.

3.3.      Dispute Resolution. If, after a good faith effort, Purchaser and Seller are still unable to resolve any dispute with respect to the determination of the Post-Closing Adjustment, within the applicable period for such determination, the issues remaining in dispute shall be submitted to a mutually agreeable, independent accounting firm (the “Independent Expert”). If the issues in dispute are submitted to the Independent Expert for resolution, Purchaser and Seller shall request the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than thirty (30) days after such request. Each party shall (i) furnish to the Independent Expert such workpapers and other documents and information relating to the disputed issues as the Independent Expert may request and are available to that party (or  its independent public accountants), and (ii) be afforded the opportunity to present to the Independent Expert any material relating to the determination and to discuss the determination with the Independent Expert. The resolution of disputed items by the Independent Expert, as set forth in a written notice delivered to both parties by the Independent Expert, shall be final and binding, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. After final determination of the disputed items, neither Purchaser nor Seller shall have any further right to make any claims against each other in respect of the computation of the Purchase Price Allocation or Post-Closing Adjustment, as the case may be. Purchaser and Seller shall each bear fifty (50%) percent of the fees and expenses of the Independent Expert for such determination.

3.4.      Allocation of Purchase Price. The parties agree that $* of the Purchase Price shall be allocated to the value of the non-competition provisions set forth in Section 11.6 hereof. The remainder of the Purchase Price shall be allocated by Purchaser to the remainder of the Purchased Assets, prior to Closing, to the categories described on Exhibit E to this Agreement (the “Purchase Price Allocation”). The parties shall timely file all Tax reports, returns and  claims and other statements, including IRS Form 8594 or any equivalent statements, in a manner consistent with the Purchase Price Allocation and shall not make any inconsistent written statements on any returns or during the course of any IRS or other Tax audit, except to the extent required by a determination as defined in Section 1313(a) of the Code or a comparable provision of state, local or foreign law. Each party agrees to promptly notify the other if the IRS or any other Governmental Authority proposes a reallocation of such amounts or of the existence of any Tax audit, controversy or litigation related to any allocation hereunder. Neither party shall take any position, contend or represent on any Tax Return or other report filed with any Governmental Authority (or in any Proceeding before any Governmental Authority) related to the determination of Taxes that is in any manner inconsistent with the allocation reflected in the Purchase Price Allocation.

3.5.      Transfer Taxes. Other than as set forth in Section 14.5, Seller shall bear and be responsible for the payment all Taxes (excluding Taxes based on or measured by income) that are or may be imposed by any government or political subdivision thereof and that are payable or arise as a result of the transfer of the Purchased Assets, notwithstanding the party upon which such Taxes are actually imposed.

* Confidential information has been omitted pursuant to a request for confidential treatment and filed separately with the Federal Deposit Insurance Corporation.

ARTICLE IV

EMPLOYEE MATTERS; EMPLOYMENT

AND NON-COMPETE AGREEMENTS

4.1.      Offer of Employment. Between the Execution Date and the Closing Date, Purchaser, in consultation with Seller’s management, will make decisions regarding the Employees of Seller to whom offers of post-Closing employment with Purchaser will be made. Each such Employee that receives and accepts Purchaser’s offer of employment shall be a Transferred Employee for purposes of this Agreement. Notwithstanding Seller’s obligations in Section 4.2, Seller shall have no liability on account of acceptance or non-acceptance by any Employee of post-Closing employment with Purchaser, or the performance of any such Employee that becomes a Transferred Employee.

4.2.      Assistance with Offers of Employment. Seller will use its best efforts to encourage all Employees who are offered employment with Purchaser to accept such offers, and Seller will work together with Purchaser in good faith to ensure that as many Employees as possible accept offers of employment from Purchaser.

4.3.      Employment Agreements. Notwithstanding anything to the contrary elsewhere herein, on the Closing Date, each of Heller and Kohute agrees to execute and deliver to Purchaser an employment agreement in the form attached hereto as Exhibit F-1 and F-2, respectively (each, an “Employment Agreement”).

4.4.      Transferred Employee Non-Compete Agreements. It shall be a condition of employment that each Transferred Employee enter into a non-compete, non-solicitation and confidentiality agreement with Purchaser substantially in the form attached hereto as Exhibit G (each, an “Employee Non-Compete”), except for Heller and Kohute, each of whom shall execute and deliver their respective Employment Agreement.

ARTICLE V

CLOSING

5.1.      Closing. Subject to the satisfaction or waiver of the conditions set forth in Articles IX and X, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Meridian Bank, Malvern, Pennsylvania, at 9:00 AM (local time) on March 31, 2017, or if all of the conditions to Closing have not been satisfied or waived by that date, as soon thereafter as practicable after all conditions to Closing have been satisfied or waived, or at such other time and place as may be mutually agreed upon by Purchaser and Seller (the “Closing Date”).

5.2.      Deliveries by Seller. At the Closing, Seller and the HJ Members, as applicable, shall execute and deliver to Purchaser the following instruments:

(a)        A general bill of sale substantially in the form of Exhibit A hereto (the “Bill of Sale”), transferring to Purchaser good and indefeasible title to all of the Purchased Assets;

(b)        An instrument of assignment and assumption substantially in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”), pursuant to which (i) Purchaser shall assume the Assumed Liabilities, and (ii) Seller shall assign to Purchaser all of Seller’s right, title and interest in each of the Contracts, Permits and other leases, licenses, agreements and intangible property included in the Purchased Assets;

(c)        All documents and certificates to be delivered pursuant to Article IX;

(d)        All documents necessary to assign and transfer the Intellectual Property;

(e)        The Employment Agreements;

(f)        Such other instruments of conveyance and transfer as Purchaser may reasonably require in order to effectively vest in it, and put it in possession of, the Purchased Assets; and

(g)        Releases of any Liens on Purchased Assets in form reasonably satisfactory to Purchaser.

5.3.      Deliveries by Purchaser. At the Closing, Purchaser shall execute and deliver to the Seller the following instruments:

(a)        The Assignment and Assumption Agreement;

(b)        The Purchaser Note; and

(c)        All documents and certificates to be delivered pursuant to Article X.

5.4.      Delivery of Possession. On and after the Closing Date, Seller shall cooperate  with Purchaser to promptly transfer possession and control of all of the Purchased Assets to Purchaser.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

OF SELLER AND HJ MEMBERS

Except as set forth in the disclosure schedules delivered by Seller and the HJ Members to Purchaser on the Execution Date, and as updated on the Closing Date (the “Seller Disclosure Schedules”), to induce Purchaser to enter into this Agreement, Seller and the HJ Members hereby represent and warrant to Purchaser that the statements contained in this Article VI are  true and correct as of the Execution Date (or, if otherwise provided with respect to a specific representation or warranty, on such date provided therein). Seller and the HJ Members shall confirm on the Closing Date that each of these representations and warranties remain true, as if such representations and warranties were made on the Closing Date. All representations and warranties set forth in this ARTICLE VI shall be without regard to Seller’s Knowledge unless expressly limited to Seller’s Knowledge, and all representations and warranties set forth in this ARTICLE VI shall be limited to the best of HJ Members’ Knowledge, after due investigation.

6.1.      Organization, Qualification, Good Standing; Authority; Subsidiaries.

(a)        Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite power and authority to carry on the Business as it is now being conducted and to own, lease and operate its properties and assets used in connection therewith. Seller is duly qualified or licensed to do business as a foreign limited liability company, and in good standing, in each jurisdiction in which the nature of the Business requires such qualification or licensing, except where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Business. Each jurisdiction in which Seller is qualified to do business as a foreign limited liability company is listed on Section 6.1 of the Seller Disclosure Schedules.

(b)        Seller has made available to Purchaser a true, complete and correct copy of (i) the Seller’s Certificate of Organization, and (ii) the Seller’s Operating Agreement (collectively, the “Organizational Documents”). The Organizational Documents are in full force and effect, and Seller is not in violation of any provision thereof.

(c)        Except as set forth in Section 6.1(c) of the Seller Disclosure Schedules, Seller does not own any equity securities of or interest in any Person (other than marketable securities reflecting ordinary course investments of cash balances).

6.2.      Authorization and Enforceability of Agreement. Except as set forth in Section 6.2 of the Seller Disclosure Schedules, the HJ Members are the only members of Seller and neither HJ Member has pledged or otherwise encumbered his membership interest in Seller, nor does any third party have any lien, claim or encumbrance on such membership interest. Seller has taken all necessary action and has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform their respective obligations hereunder and thereunder, as applicable. This Agreement and the Ancillary Documents to which it is a party constitute, and upon Seller’s execution and delivery thereof, will constitute, the legal, valid and binding obligations of Seller, enforceable against it in accordance with its terms, subject to limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting the enforceability of creditors’ rights generally and the discretion of courts in granting or denying equitable remedies.

6.3.      Required Filings and Consents. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not and will not require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority (“Seller Approvals”), except for the consents, approvals and notices required or contemplated under the Investment Advisers Act.

6.4.      No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Documents by Seller and the consummation of the transactions contemplated hereby and thereby by Seller do not, and will not, (a) conflict with or violate the Organizational Documents, (b) conflict with or violate any Law applicable to Seller or by which any property or asset of Seller is bound, (c) violate any judgment, order, writ or decree of any court applicable to

Seller; (d) result in a breach or violation of, or constitute a default (with or without notice or lapse of time, or both) or require any consent under, result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of any Material Contract; or (e) result in the creation of any Lien upon any of the properties or assets of Seller, other than, in the case of clauses (b), (c) and (d), any such violation, breach, conflict, default, termination, amendment, cancellation, acceleration, or any such failure to obtain any such consent, approval, authorization or waiver, that would not be reasonably expected to have a Material Adverse Effect.

6.5.      Permits and Licenses; Compliance with Laws.

(a)        Seller has all Permits necessary for Seller to own, lease and operate its properties and carry on the Business consistent with past practice and as the Business is now being conducted (the “Seller Permits”); and the Business has been operated in all material respects in accordance with the Seller Permits and no suspension or cancellation of any of the Seller Permits is pending or, to the Knowledge of Seller, threatened in writing.

(b)        Seller is not: (i) in violation of any Laws applicable to Seller, (ii) in violation of any Seller Permits or (iii) in breach of any note, bond, mortgage, indenture or other Contract to which Seller is a party or by which any of its property or assets is bound, except, in each case, where the violation or breach would not be reasonably expected to have a Material Adverse Effect.

(c)        Except for instances of noncompliance that would not be reasonably expected to have a Material Adverse Effect:

(i)         Seller is, and at all times required by the Investment Advisers Act during its existence has been, duly registered as an investment adviser under the Investment Advisers Act and each other jurisdiction in which Seller is required to register in connection with the Business and such registration is in full force and effect;

(ii)        Seller is, and at all times required by applicable Law has been, duly registered, licensed or qualified as an investment adviser in each state and/or any other jurisdiction where the conduct of the Business required such registration, licensing or qualification; and Advisers Act.

(iii)       Seller is in compliance with Rule 206(4)-7 under the Investment

(d)        Seller has delivered to Purchaser true, correct and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2014 by Seller, reflecting all amendments thereto  filed  with  the  SEC  (each,  a  “Form  ADV”). The Forms ADV are in material compliance with the Investment Advisers Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller has made available to Clients the Form ADV (or portions thereof) as and to the extent required by the Investment Advisers Act.

(e)        Each Employee of Seller that is required to be registered with the SEC, the National Futures Association, or any state or any other Governmental Authority, in any capacity, including, but not limited to, as an investment adviser representative, registered representative, sales person, or in a commodities-related capacity, is duly registered as such and such registration is in full force and effect.

(f)        None of Seller or any partner, officer, director or employee thereof, is a party or subject to any Order relating to its business.

(g)        To Seller’s Knowledge, since December 31, 2012, there has not existed an “out of balance” condition, pricing error, or similar condition with respect to any customer account maintained by Seller, except for any such condition, error or condition that has been rectified or would not be reasonably expected to have a Material Adverse Effect.

(h)        Section 6.5(h) of the Seller Disclosure Schedules sets forth a complete list as of the Execution Date of all securities exchanges, commodities exchanges, boards of trade, and similar organizations in which Seller holds a membership or has been granted trading privileges.

(i)         None of Seller or its “affiliated persons” (as defined in the Investment Advisers Act) is ineligible or disqualified pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as an associated person to a registered investment adviser, or subject to ineligibility or disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act, and there is no proceeding pending and served or, to the Knowledge of Seller, pending and not served or threatened by any Governmental Authorities, which, if adversely resolved, would result in the ineligibility or disqualification of Seller or any “affiliated person” to serve in any such capacities. None of Seller or its associated persons is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an “associated person” (as defined in the Exchange Act) of a registered broker-dealer, as applicable, and there is no proceeding pending and served or, to the Knowledge of Seller, pending and not served or threatened by any Governmental Authorities, which, if adversely resolved, would result in the ineligibility of Seller or any “affiliated person” to serve in any such capacity.

(j)         Seller is not required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant, introducing broker, insurance agent, or transfer agent under any Laws in order to lawfully engage in the Business.

(k)        Seller has policies and procedures relating to the Business that prohibit the investment of assets by it or by any Person acting, directly or indirectly, (i) in contravention of any applicable Laws, including anti-money laundering regulations or conventions, (ii) on behalf of terrorists or terrorist organizations, including those persons or entities that are included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, as such list may be amended from time to time, (iii) for a foreign shell bank (such Persons in clauses (i), (ii) and (iii) are collectively referred to as “Prohibited Persons”). To Seller’s Knowledge, no Client, and no Person controlling, controlled by or under common control with any Client, is a Prohibited Person or a senior foreign political figure, a member of a senior foreign political figure’s immediate family or a close associate of a senior foreign political figure

(“SFPF”). Seller has carried out appropriate due diligence to establish the identities of such Clients and, with respect to Clients that are entities, the beneficial owners therein, and to Seller’s Knowledge, no such beneficial owners are Prohibited Persons or SFPFs.

(l)         As applicable to the Business, Seller has adopted (i) a written policy regarding insider trading, (ii) a policy regarding the conduct and reporting of personal trading and conflicts of interest by its advisory representatives, (iii) a privacy policy, (iv) a proxy voting policy, and (v) such other policies and procedures required by Rule 206(4)-7 under the Investment Advisers Act, and has designated a chief compliance officer in  accordance  therewith. Such policies and procedures comply in all material respects with applicable Laws, including Section 204A of the Investment Advisers Act and applicable rules under the Investment Advisers Act. There have been no material violations or allegations of material violations of Seller’s policies with respect to personal trading or conflicts of interest.

6.6.      Title to Properties; Absence of Liens; Sufficiency of Purchased Assets. Seller owns good and marketable title to all of the Purchased Assets, free and clear of all Liens and Seller has full power and authority to transfer ownership of, and good title in and to, the Purchased Assets to Purchaser free and clear of all Liens. The Purchased Assets constitute all of the tangible and intangible rights, assets, facilities, and other interests used in the Business as conducted by Seller, except for the Excluded Assets and are sufficient to enable Purchaser to continue to conduct the Business after the Closing in the manner in which the Business has been conducted by Seller.

6.7.      Clients.

(a)        Seller has provided Purchaser with true and correct copies of (i) all standard forms of Client Contracts currently in use or effect, (ii) all standard forms of Intermediary Contracts currently in use or effect, (iii) all Client Contracts with Material Clients, and (iv) all Intermediary Contracts. All Client Contracts conform to Seller’s standard form of Client Contract and all Intermediary Contracts conform to Seller’s standard form of Intermediary Contracts except, in each case, for nonmaterial variations from such standard forms.

(b)        The aggregate dollar amount of Seller’s AUM for all Clients managed as of November 30, 2016 is accurately set forth in Section 6.7(b) of the Seller Disclosure Schedules.

(c)        Except as disclosed on Section 6.7(c) of the Seller Disclosure Schedules, at no time within the past five (5) years has Seller had “custody” of Client funds within the meaning of Rule 206(4)-2 under the Investment Advisers Act (other than the exclusion provided by Rule 206(4)-2(b)(3) under the Investment Advisers Act, which provides for certain exclusions for investment advisers that may be deemed to have custody solely as a consequence of the authority to make withdrawals from client accounts to pay advisory fees).

(d)        Except as would not be reasonably expected to have a Material Adverse Effect: (i) each Client Contract has since its effective date been (and currently is) duly authorized, executed and delivered by Seller and, to the Knowledge of Seller, each other party thereto and, to the extent applicable, adopted and subsequently renewed in compliance with the

Investment Advisers Act, and at all such times each Client Contract has been a valid and binding agreement of Seller and, to the Knowledge of Seller, each other party thereto, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity), and (ii) Seller has been at all times, and currently is, in compliance with the material terms of each Client Contract to which it is a party (including investment guidelines and restrictions thereunder, where applicable), and no event has occurred or condition exists that constitutes or with notice or the passage of time would reasonably be expected to result in a breach or default thereunder by Seller.

(e)        Each Client to which Seller provides Investment Management Services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to the fiduciary responsibility provisions of Title I of ERISA or to Section 4975 of the Code, (ii) a Person acting on behalf of such plan, or (iii) an entity whose assets include the assets of such a plan, within the meaning of Section 3(42) of ERISA and applicable regulations of the Department of Labor (any such plan, person or entity, an “ERISA Client”) has been managed by Seller in compliance in all material respects with the applicable requirements of ERISA and Section 4975 of the Code. Seller is not, and is not required to be, a qualified professional asset manager (a “QPAM”) under Prohibited Transaction Class Exemption 8414 (the “QPAM Exemption”).

(f)        Seller provides no Investment Management Services to or through (i) any Person that is an investment company or unit trust (or similar Person) (within the meaning of the Investment Company Act), (ii) any Person that would be an investment company or unit trust (or similar Person) (within the meaning of the Investment Company Act) but for the exemptions contained in Section 3(c)(1), Section 3(c)(7), the final clause of Section 3(c)(3) or the third or fourth clauses of Section 3(c)(11) of the Investment Company Act, or (iii) any Person that is, or is required to be, registered under the Laws of the appropriate securities regulatory authority in the jurisdiction in which the Person is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing,  reinvesting or trading in securities.

(g)        No exemptive Orders, “no action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to (i) Seller, (ii) any officer, member, owner, employee or representative, as applicable, of Seller or (iii) any Client (in connection with the provision of Investment Management Services by Seller to such Client).

(h)        Seller has made investments on behalf of each Client in all material respects in accordance with the terms of the relevant Client Contract, except for any deviations that would not be reasonably expected to have a Material Adverse Effect.

6.8.      Material Clients.

(a)        Section 6.8(a) of the Seller Disclosure Schedules sets forth a complete and accurate list, as of the Execution Date, of: (i) all Material Clients of the Business; (ii) all related Investment Accounts and related account numbers for Material Clients; (iii) for each such Investment Account, on an account-by-account basis, the aggregate market value of the assets under management and the Fee Rate, and (iv) the aggregate value of the assets under management for all such Investment Accounts.

(b)        Each Client Contract and Intermediary Contract (i) is a valid and legally binding agreement, enforceable against Seller and, to the Knowledge of Seller, each other party thereto, subject to limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights and remedies of creditors generally and to general principles of equity, (ii) is in all material respects in compliance with applicable Laws and (iii) except as indicated on Section 6.8(b) of the Seller Disclosure Schedules, does not require the affirmative consent of the Client or Intermediary for the assignment or transfer to Purchaser.

(c)        Seller is not in material default in the observance or the performance of any material term or obligation to be performed by it under any Client Contract or Intermediary Contract. No other Person is in material default in the observance or the performance of any material term or obligation to be performed by it under any Client Contract or Intermediary Contract. No Investment Account is in material violation of an investment policy or guideline  for which violation Seller is responsible. There are no agreements by Seller to rebate or reduce fees or expenses or to reimburse any or all fees of, or to reduce or rebate a performance allocation or provide special redemption rights, preferential or “most favored client” treatment for, any Client or Intermediary. There are no written agreements (other than the Intermediary Contracts) pursuant to which Seller is or may be obligated to pay to any Person a finder’s, referral, placement or solicitation fee, or compensation or fee with respect to assets of any Client or Intermediary, except for the Solicitation Agreements set forth in Section 6.9 of the Seller Disclosure Schedules and the Employment Agreement of Daniel McCusker identified in Section 6.1(b) of the Seller Disclosure Schedules. Except as set forth on Section 1.1(b) of the Seller Disclosure Schedules, there are no third party financial advisors, including any sponsor of a Wrap Program, for whom Seller has agreed in writing to provide investment advisory services in connection with the provision of investment advisory services by such third party.

(d)        Based on the information provided to Seller by the Clients, Section 6.8(d) of the Seller Disclosure Schedule sets forth a list of each Client that is an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA).

(e)        Seller has not received any oral or written notice that any Client or Intermediary (or a Person that has discretionary authority over the assets of a Client or Intermediary) is (i) terminating or planning to terminate its relationship with Seller, (ii) proposing a material reduction in any Fee Rate under any Client Contract or Intermediary Contract, or (iii) planning to withdraw its AUM with Seller by more than five (5%) percent from the level at the date of notification.

(f)        Set forth on Section 6.8(f) of the Seller Disclosure Schedules is, with respect to each Investment Adviser, a complete and accurate list, identified by account number, of each Client or group of Clients, as of March 31, 2015, that has since that date terminated its relationship with such Investment Adviser.

(g)        Seller has never been responsible for providing, in connection with the Investment Accounts, and Seller does not provide in connection with such Investment Accounts, to any Client or Intermediary, any advice or services with respect to market timing trading in violation of stated policies and/or guidelines of any investment company registered under the Investment Company Act regarding frequency of trading or late trading of shares of any investment company registered under the Investment Company Act.

(h)        To Seller’s Knowledge, none of the Clients for which Seller acts as Investment Adviser is registered under the Investment Company Act.

(i)         Section 6.8(i) of the Seller Disclosure Schedule sets forth, a list of all Investment Advisers and each jurisdiction in which such Investment Adviser is registered as an investment adviser representative (as such term is defined in Rule 203A-3(a) under the Advisers Act).

(j)         With respect to the Business, neither Seller nor any Transferred Employee is required to be registered as a broker or dealer, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person of a broker dealer or an insurance agent with the SEC, the Commodity Futures Trading Commission, the National Futures Association, the Financial Institution Regulatory Authority or the securities or insurance commission of any foreign, federal, state or local jurisdiction or any SRO.

(k)        The only place of business (within the meaning of Rule 203A-3(b) under the Investment Advisers Act) of Seller with respect to the Business is 1000 Germantown Pike, H-1, Plymouth Meeting, PA 19462.

(l)         Neither Seller nor, to Sellers’ Knowledge, any Client has requested or obtained or relies upon any exemptive Order or no-action relief from any Laws with respect to any Client relationship. Seller does not have any requests pending for any such orders or relief.

6.9.      Material Contracts.

(a)        Section 6.9(a) of the Seller Disclosure Schedules sets forth a complete list of all Material Contracts (as defined below), other than Client Contracts and Intermediary Contracts, to which Seller is a party or is bound. A “Material Contract” means: (i) any Contract with a Client; (ii) any consulting or other Contract with an Employee or any other member, officer, or employee of Seller or any Seller Affiliate; (iii) any collective bargaining Contract with any labor union with respect to the Employees; (iv) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate payments after the Execution Date in excess of $*; (v) any license, royalty Contract or other Contract with respect to Intellectual Property that grants to a third-party any rights of Seller to such intellectual property or that provides for the use of a third party’s Intellectual Property by Seller (excluding computer

* Confidential information has been omitted pursuant to a request for confidential treatment and filed separately with the Federal Deposit Insurance Corporation.

software); (vi) any Contract pursuant to which Seller has entered into a partnership, franchise, or joint venture with any other Person to conduct the Business; (vii) any Contract under which Seller is a purchaser of goods and services and which requires payments by Seller in excess of $* per annum; (viii) any other Contract the termination or breach of which, or the failure to obtain consent to assignment in respect of, would reasonably be expected to have a Material Adverse Effect; (ix) any Contract between Seller and any of its customers for the sale of Products with an annual value in excess of $*; or (x) any Contract related to the distribution of Products sold by the Business, including, without limitation, all sales agency agreements, distributorship agreements, commission agreements (including ones with employees), and brokerage agreements (collectively, “Distribution Agreements”), whether or not such Distribution Agreements are between Seller and independent third parties or affiliates of Seller.

(b)        There are no material agreements or understandings between Seller and the counterparties to any Material Contracts that vary the terms of the Material Contracts (other than written amendments thereto and set forth on Section 6.9(a) of the Seller Disclosure Schedules). All of the Material Contracts are legal, valid, binding, in full force and effect and enforceable in accordance with their respective terms and neither Seller nor, to the Knowledge of Seller, any other party to any Material Contract, is in material default or breach of any of the terms thereof and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder.

(c)        Seller has provided Purchaser with true, correct and complete copies of all Material Contracts (including all amendments and supplements thereto) that are not Client Contracts.

6.10.    Financial Statements and Books and Records.

(a)        Financial Statements.  Section 6.10(a) of the Seller Disclosure Schedules contains true and complete copies of the following financial statements: (i) unaudited balance sheets of Seller as of December 31, 2013, 2014, and 2015 and the related statements of income and results of operations for the years then ended (the “Financial Statements”); and (ii) a copy of an unaudited balance sheet of Seller as of November 30, 2016 together with the related income statement and results of operations for the period from January 1, 2016 through the date of such balance sheet, each of (i) and (ii) shall be affirmed by the HJ Members as having been prepared under their supervision (the “Current Statements”). The Financial Statements are in accordance with the books and records of Sellers and present fairly in all material respects, the financial position, and related results of operations of Seller as of the times and for the periods referred to herein, and the Current Statements have been prepared in a manner consistent with the Financial Statements and are in accordance with the books and records of Sellers and present fairly in all material respects, the financial position, and related results of operations of Seller.

 (b)        Books and Records. The books, records and accounts of Seller are true and correct in all material respects and fairly state the basis for the financial condition and results of operations of the Business. They include, among other things, all records and data regarding the Business and operations procedures used in the Business, whether such records are in hard copy, electronic, or any other form. All of the financial books and records of Seller have been made available to Purchaser and such books and records completely and fairly record in all material

* Confidential information has been omitted pursuant to a request for confidential treatment and filed separately with the Federal Deposit Insurance Corporation.

respects Seller’s financial affairs and activities which would normally be recorded in financial books and records. Seller has not changed any accounting policy or methodology during the periods presented in the Financial Statements or Current Statements (including the accounting policies and methodologies for calculating reserves, including reserves for uncollected accounts receivable).

(c)        Accounts Receivable. All Accounts Receivable included in the Purchased Assets (i) are reflected properly on the books and records of Seller; (ii) arose from bona fide, arms-length transactions in the ordinary course of business for services performed or goods sold by Seller; (iii) are not subject to any counterclaim, deduction, right of set-off, set-off or recoupment; (iv) were billed as of the dates specified on Section 6.10(c) of the Seller Disclosure Schedules); and (v) are collectible in the ordinary course of business in the aggregate face amounts thereof (net of the reserves expressly set forth on Section 6.10(c) of the Seller Disclosure Schedules) without instituting legal action or incurring fees for collection. Seller has not participated in any accounts receivable monetization, securitization or factoring program, and none of the Accounts Receivable are or have been monetized, whether through a securitization, factoring, or other similar arrangement. The amount of any reserves or allowances in the Financial Statements and identified on Section 6.10(c) of the Seller Disclosure Schedules for uncollectible Accounts Receivable is equal to, or greater than, the amount of uncollectible Accounts Receivable that Seller reasonably anticipates plus the costs of collection for any receivable not paid in accordance with its terms. The books and records of Seller reflect appropriate reserves for uncollectible Accounts Receivable on a basis consistent with the Financial Statements.

(d)        Accounts Payable. All accounts payable included in the Assumed Liabilities (i) are reflected properly on the books and records of Seller; (ii) arose from bona fide, arms-length transactions in the ordinary course of business for services performed for, or goods sold to, Seller, for which Seller obtained substantially equivalent value; and (iii) have been incurred in accordance with applicable payment or credit terms imposed by the vendors of such services or goods. None of the accounts payable of Seller has been due and payable by Seller for a period in excess of thirty (30) days from the date of the receipt of an invoice giving rise thereto.

(e)        Working Capital Practices. Seller has not changed or varied any of its practices concerning the collection of Accounts Receivable, the payment of accounts payable, or any other method or practices concerning Seller’s working capital from practices that Seller has followed during the one-year period ending on the Execution Date, or otherwise as a result or in contemplation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller has not materially changed or materially varied any of such practices during the five-year period ending on the Closing Date.

(f)        Operation of Business. Since the date of the Financial Statements and other than as set forth or contemplated by this Agreement, (i) Seller has operated the Business in the ordinary course of business consistent with past practice and has not, other than in the ordinary course of business consistent with past practice, sold or otherwise disposed of, or committed to dispose of, any assets or incurred any Liabilities, direct or contingent, and (ii) Seller has used all reasonable efforts to preserve the Business, keeping available the services of

* Confidential information has been omitted pursuant to a request for confidential treatment and filed separately with the Federal Deposit Insurance Corporation.

its Employees and preserving its Business relationships with suppliers, customers and others with whom the Business has dealings.

(g)        No Undisclosed Material Liabilities. There are no liabilities or obligations of Seller of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) as reflected or reserved against in Seller’s most recent balance sheet (or the notes thereto) included in the Current Statements, (b) liabilities or obligations incurred in the ordinary course of business since the date of such balance sheet, or

(c) liabilities or obligations which would not be reasonably expected to have a Material Adverse Effect.

6.11.    No Material Adverse Effect. Except as reflected in the Financial Statements or Current Statements, since the date of the Financial Statements, the Business of Seller has been conducted in the ordinary course of business consistent with past practice and there has been no Material Adverse Effect on the Business.

6.12.    Regulatory Reports. Seller has filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that any of them was required to file since January 1, 2013 with Governmental Authorities, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by Governmental Authorities in the regular course of the business of Seller, no Governmental Authorities have initiated any proceeding or investigation or inquiry into the business or operations of Seller since January 1, 2013. There is no unresolved violation, criticism, or exception by any Governmental Authorities with respect to any report or statement relating to any examinations of Seller.

6.13.    Regulatory Compliance. Except where the violation of any of the representations and warranties contained in this Section 6.13 would not reasonably be expected to have a Material Adverse Effect:

(a)        Seller has adopted a formal code of ethics (to the extent required under applicable Law) and a written policy regarding insider trading. Such code and policy comply, in all material respects, to the extent applicable thereto, with Section 17(j) of the Investment Company Act, Rule 17j-1 thereunder, Section 204A of the Investment Advisers Act  and  Section 15(f) of the Exchange Act, respectively. The policies of Seller with respect to avoiding conflicts of interest are as set forth in their most recent Forms ADV and BD (or incorporated by reference therein), as applicable. As of the Execution Date, there have been no material violations or allegations of material violations of such policies that have occurred or been made.

(b)        Neither Seller nor to Seller’s Knowledge, any person “associated” (as defined under the Advisers Act) with Seller, has for a period not less than five (5) years prior to the Execution Date been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the Exchange Act, or for disqualification as an investment adviser for any registered Investment Company pursuant to Section 9(a) of the Investment Company Act, and to the Knowledge of Seller there is no basis for, or proceeding or investigation that is reasonably likely to become the basis for, any such disqualification, denial, suspension or revocation.

6.14.    Agreements with Governmental Authorities. Seller is not subject to any cease  and desist or other Order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any Order or directive issued by, or a recipient of any supervisory letter from, or has adopted any resolutions at the request of, any Governmental Authorities that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each, a “Seller Regulatory Agreement”), and Seller has not been advised since January 1, 2013 by any Governmental Authority that it is considering issuing or requesting any such Seller Regulatory Agreement.

6.15.    Absence of Litigation; Claims and Proceedings.

(a)        There is no suit, claim, charge, action, proceeding, arbitration or mediation before any Governmental Authorities pending or, to the Knowledge of Seller, threatened against Seller, or any of its respective properties, assets or operations, or executive officers or directors, at law or in equity, or events or occurrences which constitute, or reasonably could be expected to constitute, grounds for, or the basis of, any such actions, claims, suits, proceedings or investigations, and there are no outstanding Orders, whether temporary, preliminary or permanent, against Seller, in each case, which would reasonably be expected to have a Material Adverse Effect. As of the Execution Date, there are no material SEC inquiries or investigations, other inquiries or investigations by any Governmental Authorities or internal investigations pending or, to the Knowledge of Seller, threatened, regarding any accounting practices of Seller.

(b)        Seller is not subject to any order, judgment, writ, injunction or decree of any court or Governmental Authority or body affecting the Business going forward other than garnishment orders or qualified domestic relations orders applicable to its Employees.

(c)        As of the Execution Date, there is no suit, claim, action, proceeding, arbitration, mediation or investigation pending or, to the Knowledge of Seller, threatened before or by any Governmental Authorities with the object of seeking to restrain, enjoin, or prevent the consummation of or otherwise challenge this Agreement or the consummation of the transactions contemplated hereby.

6.16.    Tax Matters. Except as set forth in Section 6.16 of the Seller Disclosure Schedules, (a) Seller has timely filed, in accordance with applicable law, all material  Tax Returns with respect to the Business or the Purchased Assets, which Tax Returns are true, correct and complete in all material respects, and has paid all material Taxes that have become due, (b) all material Taxes with respect to the Business or the Purchased Assets that Seller is required to withhold or deduct and pay over to a government or taxing authority have been so withheld or deducted and paid over to the extent due and payable and there are no Liens with respect to Taxes upon any of the Purchased Assets (other than Liens with respect to Taxes not yet due and payable), (c) no written notices respecting asserted or assessed and unresolved material deficiencies for any Tax with respect to the Business or the Purchased Assets have been received by Seller for any Tax period, (d) there is no investigation by any Tax agency or authority presently pending or, to the knowledge of Seller, threatened with respect to the Business or the Purchased Assets, (e) Seller is not a party to any action or proceeding for the assessment or collection of Taxes with respect to the Business or the Purchased Assets nor has any such event been asserted or, to the knowledge of Seller, threatened, and (f) Seller has not waived any applicable statutes of limitations for federal or state Tax purposes.

6.17.    Leased Properties. [Reserved].

6.18.    Tangible Personal Property. All of the Purchased Assets are operational and free from material defects (patent and latent) and have been maintained in accordance with normal industry practice (subject to normal wear and tear). There are no actions pending or, to Seller’s knowledge, threatened by any Governmental Authority with respect to non-compliance of the Tangible Personal Property with applicable Laws.

6.19.    Intellectual Property.  Section 6.19 of the Seller Disclosure Schedules sets forth a list of all Intellectual Property used in the Business, together with all pending applications for any of the foregoing and all agreements whereby Seller uses any Intellectual Property, except for license agreements for shrink-wrap, click-through or off-the-shelf software. Seller owns or possesses and has full right to use all Intellectual Property necessary to conduct the Business as conducted, and no claim is pending or, to Seller’s Knowledge, threatened to the effect that the operations of the Business infringe upon, misappropriate, or conflict with the Intellectual Property of any third party or is invalid or unenforceable, and, to Seller’s Knowledge, there is no basis for any such claim (whether or not pending or threatened). Seller has not granted or assigned to any third person or entity any right to license, market, develop, or sell any Products and is not bound by any agreement that affects Seller’s exclusive right to license, market, develop, distribute or sell the Products. Seller has no Knowledge of any basis for any claim (whether or not pending or threatened) to the effect that any Person has infringed upon or misappropriated any of Intellectual Property used in the Business.

6.20.    Employee Benefits.

(a)        Section 6.20(a) of the Seller Disclosure Schedules sets forth a list of all written employee benefit plans and programs of Seller as of the Execution Date, including phantom stock plans, plans and programs providing for pension, retirement, profit-sharing, savings, bonus, deferred or incentive compensation, hospitalization, medical, dental, vision, pharmaceutical, life or disability insurance, vacation and paid holiday, termination or severance pay, 401(k), restricted stock, stock option or stock appreciation rights benefit plans (the foregoing, excluding any multiemployer plan as defined in Section 3(37) of ERISA, are collectively referred to as “Employee Benefit Plans”). Seller does not contribute to any defined benefit pension plan on behalf of the Employees. Seller does not contribute to any  multiemployer plan as defined in Section 3(37) of ERISA on behalf of Employees.

(b)        The Employee Benefit Plans have been maintained and administered in all material respects in compliance with applicable Laws.

6.21.    Employees.  Section 6.21 of the Seller Disclosure Schedules sets forth a list of the names of all Employees, together with their location, positions and annual base salaries. The

Employees are sufficient to conduct the Business as conducted as of the Execution Date. As of the Execution Date, (a) no work stoppage, slowdown, lockout, labor strike, arbitration or other labor dispute against Seller relating to the Business is pending or, to the Knowledge of Seller, threatened, (b) no unfair labor practice charges, material grievances or complaints are pending or, to the Knowledge of Seller, threatened against Seller, regarding the Business, and (c) Seller is not delinquent in any material respect in payments to any of the Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Business or amounts required to be reimbursed to  the  Employees.  Except  as  listed  on  Section 6.21 of the Seller Disclosure Schedules, (i) Seller is not a party to, or otherwise bound by, any collective bargaining agreement or any other agreement with a labor union, labor organization or works council, nor are any such agreements presently being negotiated with respect to the Employees; (ii) none of the Employees is represented by any labor union, labor organization or works council in their capacities as Employees; (iii) no labor union, labor organization or works council or group of Employees has made a pending demand for recognition or certification to Seller, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and (iv) to the Knowledge of Seller, no labor union, labor organization or works council is seeking to organize any of the Employees. Neither Seller nor any HJ Member has any reason to believe that the employment by Purchaser of any HJ Member or Employee of Seller would negatively affect the ability of Purchaser to be registered, or continue to be registered, as an investment advisor any applicable Law.

6.22.    Environment, Health and Safety. [Reserved].

6.23.    Legal Compliance. Seller is in material compliance with all Laws currently in effect applicable to the Business or the Purchased Assets.

6.24.    No Finder. Seller has not taken any action which would give to any Person a  right to a finder’s fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement, other than Gladstone Associates LLC (“Gladstone”).

6.25.    Insurance.  Section 6.25 of the Seller Disclosure Schedules contains a correct and complete list of all insurance policies, surety bonds, reinsurance, and self-insurance programs (including the scope and amount of the coverage provided thereunder) maintained by Seller (“Insurance Policies”). Except as would not be reasonably expected to have a Material Adverse Effect, (a) all such Insurance Policies are in full force and effect, (b) such Insurance Policies provide coverage in such amounts and against such risks as is sufficient to comply with applicable Law and any requirements under the Contracts, and (c) Seller’s Insurance Policies for Error and Omissions currently has, or if not already owned, Seller shall purchase before Closing, with all premiums pre-paid, from an insurance company satisfactory to Purchaser, an endorsement for a tail coverage, with a limit of at least * ($*) dollars, that permits Seller to report claims that are made against Seller for four (4) years after such Insurance Policy has expired or been canceled, if the wrongful act that gave rise to the claim took place during the during the expired or canceled policy period. Seller is in compliance in all material respects with the terms of all material Insurance Policies and programs and has not failed to give any material notice or

* Confidential information has been omitted pursuant to a request for confidential treatment and filed separately with the Federal Deposit Insurance Corporation.

present any material claim under any Insurance Policy or programs within the time periods required. To the Knowledge of Seller, there are no pending notices of cancellation or non- renewal of any such Insurance Policy or programs nor has the termination of any such insurance policy and program been threatened in writing by the provider of such insurance.

6.26.    Disclosure. No representation or warranty or statement by Seller in this Agreement, including in any exhibit or schedule hereto, or any certificate delivered pursuant to this Agreement, knowingly contains any untrue statement of a material fact or knowingly omits to state a material fact required to be stated therein or necessary to make the statements contained therein not materially misleading. To Seller’s Knowledge, there is no fact relating to the Purchased Assets or the Business that constitutes a Material Adverse Effect on the Business except for facts and information disclosed to Purchaser in writing herein.

6.27.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI and any schedules, certificates or other documents delivered by Seller pursuant to this Agreement or the Ancillary Documents, neither Seller nor any of Seller’s Representatives nor any other Person makes any other express or implied representation or warranty in respect of Seller or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Except as set forth in the disclosure schedules delivered by Purchaser to Seller in connection with this Agreement (the “Purchaser Disclosure Schedules”), to induce Seller to enter into this Agreement, Purchaser represents and warrants to Seller that the statements contained in this Article VII are true and correct as of the Execution Date (or, if otherwise provided with respect to a specific representation or warranty, on such date provided therein). All representations and warranties set forth in this ARTICLE VI shall be without regard to Purchaser’s Knowledge unless expressly limited to Purchaser’s Knowledge.

7.1.      Organization, Good Standing, Authority. As of the Closing Date, Purchaser will be a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and will have all requisite power and authority to own and lease the Purchased Assets and to carry on the Business and to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof to be performed by it (subject to Section 7.4 hereof).

7.2.      Authorization and Enforceability of Agreement. As of the Closing Date, Purchaser will have taken all necessary action to authorize the execution and delivery of this Agreement and the Ancillary Documents, the performance by it of all terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Documents to which Purchaser is a party will constitute the legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors’ rights generally and the discretion of courts in granting or denying equitable remedies.

7.3.      No Conflict. As of the Closing Date, the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with or violate the certificate of organization or operating agreement of Purchaser, (b) conflict with or violate any Law applicable to Purchaser or by which any of its property or asset is bound, (c) violate any judgment, order, writ or decree of any court applicable to Purchaser; or (d) result in a breach or violation of, or constitute a default (with or without notice or lapse of time, or both) or require any consent under any material contract of Purchaser, other than, in the case of clauses (b) (c) and (d), any such violation, breach, conflict or default that would not be reasonably expected to have a Material Adverse Effect.

7.4.      Legal Proceedings. As of the Closing Date, there will be no claim, action, suit, proceeding, investigation or inquiry pending before any Governmental Authority or, to Purchaser’s Knowledge, threatened against Purchaser or any of its properties, assets, operations or businesses that could prevent or delay the consummation of the transactions contemplated hereby; provided, however, because Parent intends to form a limited liability company for purposes of acquiring the Purchased Assets and operating the Business on a post-Closing basis, Parent is required to obtain the non-objection of the PA DOBS to the formation and operation of the limited liability company and, assuming receipt of such non-objection, is thereafter required to register the limited liability company as an investment adviser with the SEC and any state regulatory authorities, as applicable, which may prevent or delay consummation of the transactions contemplated hereby.

7.5.      No Other Representations or Warranties. Except for the representations and warranties contained in this Article VII and any schedules, certificates or other documents delivered by Purchaser pursuant to this Agreement or the Ancillary Documents, neither Purchaser nor any of its respective Representatives nor any other Person makes any other express or implied representation or warranty in respect of Purchaser or any of its respective assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE VIII

PRE-CLOSING COVENANTS

8.1.      Pre-Closing Covenants. The parties agree as follows with respect to the period between the Execution Date and the Closing Date:

(a)        General. Each of Seller and Purchaser will use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Articles IX and X). Purchaser shall promptly, and in no event later than ten (10) business days following the Execution Date, submit this Agreement for approval by its Board of Directors.

(b)        Regulatory Matters and Approvals. Purchaser and Seller, at Purchaser’s expense, shall prepare and submit for filing any and all applications, filings, and registrations with, and notifications to, all Governmental Authorities required on the part of either Purchaser or Seller to consummate the transactions contemplated by this Agreement, including, without limitation, to PA DOBS and the SEC. Thereafter, Purchaser and Seller shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary to consummate the transactions contemplated herein at the Closing Date. Purchaser and Seller shall use their commercially reasonable efforts in relation thereto. In the event that Purchaser’s application for registration with the SEC is pending and the Purchaser is otherwise prepared to close on the transactions contemplated hereby, and the conditions to Seller’s obligation to close have otherwise been satisfied, then upon the written request of Purchaser, Seller shall take such steps as are necessary and appropriate to permit Purchaser to operate the Business under Seller’s registration on a post-Closing basis pending final disposition of Purchaser’s application.

(c)        Operation of Business. Prior to the Closing, Seller shall use its commercially reasonable efforts to preserve substantially intact its business organization and present relationships with its Clients and Employees. Seller will not take any action that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Prior to the Closing, without the prior written consent of Purchaser which consent shall not be unreasonably withheld, or as contemplated by this Agreement, Seller will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business of the Business.

(d)        Access to and Assurance from Clients. From and after the Execution  Date, Seller and Purchaser shall use their respective commercially reasonable efforts to facilitate the orderly transfer to Purchaser of Seller’s relationships with Clients, including facilitating Purchaser’s access to all Clients. Seller shall use its commercially reasonable efforts to obtain assurances from each of the Material Clients identified in Schedule 6.8(a) of the Seller Disclosure Schedules, to the reasonable satisfaction of Purchaser and Seller, that such Material Clients expect to continue to maintain their accounts with Purchaser after the Closing in the same amounts and on the same general terms as were in effect on the Execution Date, subject to changes by such Material Clients in the ordinary course of business.

8.2.      Access to Information. Upon reasonable notice and subject to Laws applicable to the exchange of information and subject to contractual obligations, Seller shall afford to the Representatives of Purchaser, access during normal business hours and in a manner so as not to interfere with the normal business operations of Seller during the period prior to the Closing Date, to Seller’s properties, books, Contracts, commitments and Records for the purpose of facilitating their due diligence review of Seller related to the transactions contemplated herein and, during such period, Seller shall make available all information concerning the Business, properties and personnel as Purchaser may reasonably request.

8.3.      Notice of Developments. From the Execution Date until the Closing Date, each  of Purchaser and Seller shall give prompt written notice to the other party of:

(a)        a breach of any of such party’s representations and warranties made as of the Execution Date, or such party’s acquisition of Knowledge of the occurrence after the Execution Date of any development that would (except as expressly contemplated by this Agreement) constitute a breach, or inaccuracy in, any such representation or warranty made by such party as of the Execution Date had such representation or warranty been made as of the  time of occurrence or such development; provided that the foregoing notice obligation shall not apply to any representation or warranty that speaks by its terms as of a date other than the Execution Date or Closing Date;

(b)        such party’s acquisition of Knowledge of a change or event, or series of changes or events that would reasonably be expected to have a Material Adverse Effect on the Business, Seller or Purchaser, as applicable;

(c)        such party’s receipt of a material notice or other material communication from any Person (other than any Person from whom consent is sought pursuant to Section 8.5) alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

(d)        such party’s receipt of any material notice or other material communication from any Regulatory Agency in connection with the transactions contemplated hereby; and

(e)        commencement of a Proceeding or such party’s acquisition of Knowledge of the threatened commencement of a Proceeding, in either case which seeks to prohibit or prevent, or is reasonably likely to prohibit or prevent, consummation of the transactions contemplated hereby.

No disclosure by either Purchaser or Seller pursuant to this Section 8.3 shall be deemed to amend or supplement such party’s representations and warranties in this Agreement or cure any misrepresentation or breach of warranty.

8.4.      Exclusivity. Neither Seller nor any of its Representatives will enter into, or commence or engage in any negotiations or discussions for the purpose of entering into, or exploring whether to enter into, any form of agreement or arrangement with any party other than Purchaser concerning an acquisition of Seller or any of its equity or of any substantial portion of the assets of Seller, regardless of the form of such arrangement or transaction until this Agreement is terminated in accordance with Article XII.

8.5.      Notices, Approvals and Consents.

(a)        Governmental Authorities. As soon as reasonably practicable, and on and subject to the other terms and conditions in this Article VIII, each of Purchaser and Seller shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, including without limitation, with PA DOBS and the SEC, and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to enable the uninterrupted conduct of the Business at and after the Closing Date in the same manner as conducted by Seller prior to the Closing Date. The foregoing obligation of each of Purchaser and Seller includes pursuit of all such applications, filings, registrations, and notifications diligently and in good faith and the filing of such supplements, amendments and additional information in connection therewith as may be reasonably necessary to consummate the transactions contemplated herein and to enable the uninterrupted conduct of the Business at and after the Closing Date in the same manner as conducted by Seller prior to the Closing Date.

(b)        Third Party Consents. In addition the consents required in Section 8.5(c), each of Purchaser and Seller, as appropriate, shall use its commercially reasonable efforts (i) to obtain consents of all other third parties necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement, provided that, in connection with obtaining such consents, neither party, as applicable, shall (A) be required to make any payments of money to any third parties or (B) modify or amend any Contracts referenced in Section 8.5(c) to provide for increased fees or other terms adverse to Seller or Purchaser, and (ii) to provide any notices to third parties required to be provided prior to the Closing Date.

(c)        Client and Intermediary Consents.

(i)         Consent of Clients. Without limiting the foregoing, with respect to each Client Contract for which the consent of a Client to the assignment or deemed assignment of such Client Contract as a result of the transactions contemplated by this Agreement is required by applicable Law and/or by the terms of such Client Contract (other than Clients that are Investment Companies), as promptly as practicable following the Execution Date and delivery  by Purchaser to Seller of evidence of the approval of the transactions contemplated by this Agreement by Purchaser’s Board of Directors, Seller shall send a written notice (a “Contract Notice”) informing such Clients of the transactions contemplated by this Agreement and requesting written consent to the assignment or deemed assignment of such Client’s Client Contract (including any approvals by way of “negative consent” to the extent permitted by applicable Law and the Client Contracts of any Clients) in accordance with Section 8.5(c)(ii) (the “Client Consent Request Process”). Prior to the Closing Date, Purchaser shall receive such consents for all Material Clients and from Clients and Intermediaries which, in the aggregate, comprise a minimum of ninety (90%) percent of the revenue of the Business as of the Execution Date. All Contract Notices and related materials distributed to Clients shall be in form and substance reasonably acceptable to Purchaser, and Purchaser shall be provided a reasonable opportunity to review all such Contract Notices prior to distribution and to have its reasonable comments reflected therein. Seller shall make available to Purchaser copies of all substantive correspondence between it and Clients (or their Representatives or counsel) relating to the consent solicitation provided for in this Section 8.5(c).

(ii)        Client Consent Request Process. Purchaser and Seller agree that any Consent required for any Client Contract with a Client to continue after the Closing shall be deemed given for all purposes under this Agreement: (A) if written consent is required under applicable Law or the respective Client Contract, upon receipt of the written consent requested in the Contract Notice prior to the Closing Date; or (B) if consent other than written consent is permitted under applicable Law and the respective Client Contract, (x) upon receipt of a written consent requested in the Contract Notice prior to the Closing Date or (y) if no such written consent is received, if forty-five (45) days shall have passed since the sending of the Contract Notice (“Negative Consent Notice”) to such Client (which Negative Consent Notice may be included in the Contract Notice) and informing such Client: (I) of the intention to complete the transactions contemplated by this Agreement, which will result in a deemed assignment of such Client’s Client Contract; (II) of Purchaser’s intention to continue to provide the advisory services pursuant to the existing Client Contract with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (III) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least forty-five (45) days after the sending of the Negative Consent Notice without termination; provided that, in any case under clause (A) or (B), no consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing such Client indicates, either orally or in writing, that such Client (1) has not so consented or has terminated or intends to withdraw its consent or terminate, in whole or in part, its Client Contract or (2) intends to terminate its Client Contract or withdraw assets thereunder unless the fees payable under such Client Contract or arrangement are reduced.

(iii)      Relationships Through Intermediaries. With respect to each of the foregoing Clients where the relationship between Seller and the ultimate underlying Client is through an Intermediary, Seller shall send a separate written notice to each Intermediary informing such Intermediary of the transactions contemplated by this Agreement and (A) requesting written consent to the assignment or deemed assignment of such Intermediary’s Intermediary Contract with Seller resulting from the transaction contemplated by this Agreement (where such Intermediary Contract may by its terms and under applicable Law remain in effect following consummation of the transaction contemplated by this Agreement with such consent of the Intermediary), or (B) requesting such Intermediary to enter into a new Intermediary Contract with Purchaser (where the existing Intermediary Contract will terminate as a result of the transaction contemplated by this Agreement by its terms or under applicable Law) to be in effect with Purchaser as of, and subject to, the Closing on terms substantially the same (and no less favorable as to fee rates) to the terms of Seller’s existing Intermediary Contract with such Intermediary. All notices and related materials distributed to Intermediaries shall be in form and substance reasonably acceptable to Purchaser, and Purchaser shall be provided a reasonable opportunity to review all such notices prior to distribution and to have its reasonable comments reflected therein. Seller shall make available to Purchaser copies of all substantive correspondence between Seller and Intermediaries (or their Representatives or counsel) relating to the consent solicitation provided for in this Section 8.5(c).

(iv)       Other Clients. With respect to all other Clients not addressed by the foregoing paragraphs of this Section 8.5(c), as promptly as practicable following the Execution Date, Purchaser and Seller shall jointly request the consent of such Clients pursuant to the Client Consent Request Process.

(v)        No Liability. If Purchaser and Seller comply with their obligations under this Section 8.5, then neither Purchaser nor Seller shall have any liability to the other if one or more Clients do not provide the consents or approvals contemplated under this Section 8.5; provided, however, that the failure to successfully transition Clients from Seller to Purchaser may adversely affect amounts payable to Seller under the Note, as provided in Section 3.2, and/or trigger other rights of the parties under this Agreement (including, without limitation, causing the failure of a condition to Purchaser’s obligation to close pursuant to Section 9.7).

8.6.      Access and Confidentiality.

(a)        From the Execution Date to the Closing Date, Seller shall provide to Purchaser and Purchaser’s Representatives (i) reasonable access, during normal business hours upon prior notice and in a manner so as to not interfere with Seller’s business, to all properties, offices and other facilities, information, books, records and documents and employment records which Purchaser may reasonably request regarding the business, properties, contracts, assets, liabilities, Employees and other aspects of the Business or the Purchased Assets and (ii) reasonable access, during normal business hours upon prior notice and in a manner so as to not interfere with Seller’s business, to the Employees.

(b)        From the Execution Date until the third (3rd) anniversary of the Execution Date, except as required by applicable Law, each of the parties hereto agrees (each a “Receiving Party”) to, and to cause its Representatives and Affiliates to, keep confidential any and all information and data of a proprietary or confidential nature with respect to another party hereto in its possession or which it has received in connection with this Agreement and the transactions contemplated hereby, other than information that was or becomes available to the public, other than as a result of a disclosure by the Receiving Party.

8.7.      Insurance Policy Tail Coverage. Prior to the Closing, Seller shall purchase from an insurance company reasonably satisfactory to Purchaser, if not already owned, an endorsement for tail or extended coverage for Seller’s Insurance Policies for Error and Omissions, with a limit of at least * ($*) dollars, for a period that permits Seller and/or any of its current or former officers, directors and employees to report claims that are made against any of them for four (4) years after such tail or extension period commences if the wrongful act giving rise to the claim so reported occurred during the period preceding commencement of such tail or extension period.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

9.1.      Accuracy of Representations, Warranties, Agreements and Covenants. The representations and warranties of Seller and HJ Members set forth in Article VI shall have been true and correct in all respects on and as of on the Execution Date and shall be true and correct in all respects on and as of the Closing as if made on the Closing Date with the same force and effect as though made on and as of the Closing Date (except where such representation and warranty speaks by its terms as of a date other than the Execution Date or the Closing Date, in which case it shall be true and correct in all material respects as of such other date), except for such failures to be true and correct that result solely from actions expressly permitted under or pursuant to this Agreement. Seller and the HJ Members shall have performed in all material

* Confidential information has been omitted pursuant to a request for confidential treatment and filed separately with the Federal Deposit Insurance Corporation.

respects all obligations and complied with all agreements, undertakings and covenants required hereunder to be performed by it at or prior to the Closing, including, without limitation, execution and delivery of the Employment Agreements.

9.2.      Performance of Agreement. Seller and the HJ Members shall have performed in all material respects all obligations and agreements and complied in all respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

9.3.      Seller’s Certificate. Purchaser shall have received a certificate  from Seller and  the HJ Members (the “Seller Bring Down Certificate”), dated as of the Closing Date, reasonably satisfactory in form and substance to Purchaser and its counsel, certifying as to the matters specified in Section 9.1 and 9.2 hereof.

9.4.      Secretary’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date, from the Secretary (or other comparable officer) of Seller with respect to the incumbency and specimen signature of each officer or representative of Seller executing this Agreement on behalf of Seller, the certificate referred to in Section 9.3 and the Ancillary Documents to which Seller is a party.

9.5.      Injunction. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any Governmental Authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which if successfully asserted might otherwise have a Material Adverse Effect on the conduct of the Business or impose any additional material financial obligation on, or require the surrender of any material right by, Purchaser.

9.6.      Actions and Proceedings. All limited liability company actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto by Seller shall have been taken, and Purchaser shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

9.7.      Consent and Assurance from Clients, Material Clients, and Intermediaries. Purchaser shall have received written consents in accordance with Section 8.5(c) from all Material Clients and from Clients and Intermediaries which, in the aggregate, comprise a minimum of ninety (90%) percent of the revenue of the Seller’s Business as of the Execution Date, and Purchaser shall have received reasonably satisfactory assurance from each Material Client that such Material Client expects to continue to maintain its accounts with Purchaser after the Closing in the same amounts and on the same terms as were in effect on the Execution Date, subject to changes by Material Clients in the ordinary course of business.

9.8.      Third Party and Regulatory Consent and Approvals. In addition to the consents required in Section 9.7, Purchaser shall have received any other third party and governmental consents including, without limitation, the approval of any Governmental Authority required for the assignment of Permits, if any, the Material Contracts and the operation of the Business by the Purchaser, or valid consummation of the transactions contemplated hereby, shall have been obtained.

9.9.      Delivery of Ancillary Documents. Purchaser shall have received the Ancillary Documents to which Seller is a party, executed by Seller.

9.10.    Insurance Policy Tail Coverage. If not already owned, Seller shall have  purchased an endorsement for tail coverage on Seller’s Insurance Policies for Error and Omissions, in the amount and for the term set forth in Section 8.7.

9.11.    No Material Adverse Effect. Since the Effective Date, there shall not have been any event, change or effect that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on the Business or Seller.

9.12.    Bulk Sales Law Compliance. Seller shall have filed all bulk sales notices required by Law to be filed with the appropriate Governmental Authority(ies) as may be applicable to this transaction.

9.13.    Satisfaction of Certain Minimum Metrics. Seller shall have delivered to  Purchaser evidence of the satisfaction of each of the following minimum metrics conditions, determined as of the most recent practicable date prior to Closing (but in no event more than ten (10)  days prior), certified by the HJ Members:

(a)        Minimum EBITDA. Seller’s EBITDA shall be greater than or equal to the Target EBITDA;

(b)        Minimum Qualified Revenue. Seller’s Qualified Revenue shall be greater than or equal to the Target QR; and

(c)        Minimum AUM.     Seller’s AUM shall be greater than or equal to the Target AUM.

9.14.    Divestiture of Interests in Pension Consulting Co., LLC. Each of the HJ Members shall have divested all of their ownership interests in Pension Consulting Co., LLC, held in any capacity, and shall have provided evidence of the same to Purchaser.

9.15.    Registration as Investment Adviser. Parent shall have received the non-objection of the PA DOBs with respect to the formation of a limited liability company to operate the Business on a post-Closing basis, and Purchaser shall have received confirmation of its registration as an investment adviser under the Investment Advisers Act and each jurisdiction in which Purchaser shall be required to be registered in order to operate the Business as presently conducted, and such registration shall be in full force and effect; provided, however, in the event that Purchaser’s application for registration with the SEC is pending and Purchaser affirmatively waives this condition to Closing, Seller shall have taken such steps as are necessary and appropriate to permit Purchaser to operate the Business under Seller’s registration on a post- Closing basis.

9.16     Board Approvals. The Board of Directors (or analogous governing body) of Purchaser and Parent shall have approved the Transactions contemplated hereby.

9.17     Assignment of Trademark. Seller and/or Heller shall have delivered to Purchaser an assignment of “The Progression of Wealth” trademark (Registration No. 4066672), in form and substance satisfactory to the Purchaser.

9.18     Lease of Premises. Purchaser shall have entered into a lease for Seller’s offices located at 1000 Germantown Pike, Plymouth Meeting, PA 19462, such lease to be for a term of twelve (12) months, terminable by Purchaser at any time, without penalty, and reflecting a total rental amount of $1.00. Other than the total consideration of $1.00, Purchaser shall have no  other financial responsibilities or liabilities under the lease, including, without limitation, any responsibility for taxes or insurance.

ARTICLE X

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller are subject to the fulfillment at or prior to the Closing of each of the following conditions:

10.1.    Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall have been true in all material respects on the Execution Date and shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

10.2.    Performance of Agreement. Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

10.3.    Purchaser’s Certificate. Seller shall have received a certificate from Purchaser (the “Purchaser Bring Down Certificate”), dated as of the Closing Date, reasonably satisfactory in form and substance to Seller and its counsel, certifying as to the matters specified in Section 10.1 and 10.2 hereof. The matter set forth in the certificate shall constitute representations and warranties hereunder.

10.4.    Secretary’s Certificate. Seller shall have received a certificate, dated as of the Closing Date, of the Secretary of Purchaser with respect to the incumbency and specimen signature of each officer or representative of Purchaser executing this Agreement, the certificate referred to in Section 10.3 and the Ancillary Documents to which Purchaser is a party.

10.5.    Injunction. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided.

10.6.    Actions or Proceedings. All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental there to by Purchaser shall have been taken and Seller shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

10.7.    Consents; Regulatory Approval. Any third-party and governmental consents including, without limitation, any Regulatory Approval, required consent for the assignment of Permits, if any, and the Material Contracts, or valid consummation of the transactions contemplated hereby, shall have been obtained.

10.8.    Payment. Purchaser shall have made payment of the Purchase Price as set forth in Section 3.1(b).

ARTICLE XI

POST-CLOSING COVENANTS

11.1.    Transition of Employees. Seller covenants and hereby agrees to waive any employment restrictions as such restrictions or covenants may apply to any Employee who renders services in connection with the Business to the extent necessary to permit any such Employee to accept employment with Purchaser and perform his or her duties pursuant to such employment. From and after the Closing Date, Purchaser and Seller shall cooperate to ensure an orderly transition of the Transferred Employees. Seller agrees to (i) pay timely all compensation due any Employees through the day prior to the Closing Date, (ii) to pay timely all severance pay, if any, due Employees as a result of the transactions contemplated by this Agreement or otherwise, and (iii) remit timely to all applicable Governmental Authorities and quasi- Governmental Authorities all income, social security, payroll withholding and employment taxes due in connection with the Business prior to the Closing Date. As of and subsequent to the Closing Date, Purchaser shall: (a) provide the Transferred Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Purchaser or an Affiliate in which Transferred Employees are eligible to participate (the “Purchaser Plans”) for all periods of employment with Seller prior to the Closing Date; (b) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Purchaser Plans to be waived with respect to the Transferred Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Transferred Employee participated immediately prior to the Closing Date; and (c) give the Transferred Employees and their eligible dependents credit for the plan year in which the Closing Date occurs for annual out- of-pocket limits for expenses incurred prior to the Closing Date, in each case, to the extent permitted by applicable Law and the Purchaser Plans.

11.2.    Further Assurances. From and after the Closing Date, Seller and the HJ Members shall, at the request of Purchaser, execute, acknowledge and deliver (or cause to be executed, acknowledged and delivered) to Purchaser, without further consideration, all such further assignments, conveyances, endorsements, special powers of attorney, consents and other documents, and take such other action, as Purchaser may reasonably request, (i) to transfer to and vest in Purchaser, and protect its rights, title and interest in, all the Purchased Assets, including, without limitation, any assets falling within the definition of Purchased Assets under Section 2.1 but not identified as such until after Closing and the assignment of the trademark “The Progression of Wealth” to Purchaser, and (ii) otherwise to consummate the transactions contemplated by this Agreement. Each of the Parties hereto will promptly cooperate with and furnish information to the other party hereto necessary in connection with any such requirements imposed upon such other Party in connection with the consummation of the transactions contemplated by this Agreement. In addition, from and after the Closing Date, each of the  parties shall afford to the other party and its attorneys, accountants and other Representatives access, during normal business hours, to any books, records and information relating to the Business as may reasonably be required in connection with claims or litigation asserted by or against third parties and the preparation of financial information or Tax Returns of such party.

11.3.    Notice of Transaction. Promptly upon the execution of this Agreement and then again at Closing, Purchaser and Seller will make a joint public press release and, promptly following the Closing, Seller will sign a form letter which Purchaser may reproduce and send to existing or former Clients of the Business. The Parties will mutually agree upon the wording of such press releases and such letter.

11.4.    Collection of Accounts Receivable. [Reserved].

11.5.    Form ADV and Form ADV-W. Following the Closing, Purchaser agrees to amend promptly its Form ADV and promptly to file such amendments with the SEC and any applicable state authorities, for the purpose of disclosing, to the extent required, information about the sale of the Purchased Assets and any change in personnel following the Closing. Following the Closing, Seller agrees to promptly file a Form ADV-W with the SEC and any applicable state authorities, for the purpose of withdrawing its registration as an investment adviser; provided, however, in the event that Purchaser’s application for registration with the SEC is pending as of Closing, upon the written request of Purchaser, Seller shall take such steps as are necessary and appropriate to permit Purchaser to operate the Business under Seller’s registration on a post-Closing basis pending final disposition of Purchaser’s application.

11.6.    Covenant Not to Compete. Each of the HJ Members hereby acknowledges and recognizes the highly competitive nature of the Business and the business of the Parent and, as additional consideration for the Purchase Price, each agrees to be bound by the provisions of this Section 11.6.

(a)        Each of the HJ Members agrees that, during and for the applicable period set forth in Section 11.6(c) hereof, such HJ Member shall not:

(i)         enter into or be engaged (other than by the Purchaser or an Affiliate of Purchaser), directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (A) the banking (including bank holding company), financial services or investment advisory services industries, (B) starting an investment advisory firm or (C) any other activity in which the Purchaser or any of its Affiliates are engaged, in any case within a one hundred (100) mile radius of the legal or principal executive office of the Purchaser or Parent and any branch banking or other office or business location of Parent or any of its Affiliates (the “Non-Competition Area”); or

(ii)        directly or indirectly, solicit, encourage, induce, provide services to, contract with, or accept business from any Person which (A) is or has been a Client of the Seller within two (2) years prior to Closing, or a client or customer of Parent or any Affiliate of Parent at any time following Closing, (B) has received a new business proposal from the Purchaser or its Affiliates involving services offered by the Purchaser or banking services offered by the Parent at any time following Closing, or (C) was or is a prospective Client of the Purchaser or any Affiliate of the Purchaser with which such HJ Member has had business-related communications at any time following Closing or about which such HJ Member has marketing or other confidential information, in each case in order to divert their business from the Purchaser and/or any Affiliate of Purchaser; or

(iii)      directly or indirectly, solicit, encourage, entice or induce any Person with the effect or for the purpose (which need not be the sole or primary effect or purpose) of: (A) causing any funds with respect to which the Purchaser or any of its Affiliates provides services to be withdrawn from such management, (B) causing any Client or prospective Client to refrain from engaging the Purchaser or any of its Affiliates to provide services for any funds or additional funds, or (C) causing any Client to terminate, diminish, or adversely impact its relationship with the Purchaser or any of its Affiliates; or

(iv)       either directly or indirectly (whether as a proprietor, partner, joint venturer, stockholder, director, officer, employee, agent or otherwise), (A) employ, offer employment to or retain as a consultant, independent contractor or otherwise any person who presently is or at any time during the applicable period set forth in Section 11.6(c) shall be an employee, consultant, independent contractor or agent of the Purchaser or any Affiliate of Purchaser; or (B) solicit, entice or induce any person who presently is or at any time during the applicable period set forth in Section 11.6(c) shall be an employee, consultant, independent contractor or agent of the Purchaser or any Affiliate of Purchaser to become employed or retained by any other person, firm or corporation or to leave their employment or relationship with the Purchaser or any Affiliate of Purchaser, nor approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person, or do any other act that may result in the impairment of the relationship between any such employee, consultant, independent contractor, or agent and the Purchaser or any Affiliate of Purchaser.

(b)        It is expressly understood and agreed that, although the parties consider the restrictions contained in Section 11.6(a) hereof reasonable for the purpose of preserving for the Purchaser and its Affiliates their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 11.6(a) hereof is an unreasonable or otherwise unenforceable restriction against such HJ Member, the provisions of Section 11.6(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)        The provisions of Section 11.6(a) shall be applicable commencing on the Closing Date and continuing for forty-eight (48) months after the Closing Date. Notwithstanding the above provisions, if any HJ Member violates the provisions of this Section 11.6 and the Purchaser or any Affiliate thereof must seek enforcement of the provisions of Section 11.6 and is successful in enforcing the provisions, either pursuant to a settlement agreement, or pursuant to court order, the covenants set forth in Section 11.6(a) will remain in effect for forty-eight (48) months following the date of the settlement agreement or court order.

(d)        Each HJ Member hereby acknowledges and agrees that the Purchase Price constitutes good and valuable consideration for the covenant set forth in Section 11.6(a) above (due, in part, to the fact that the HJ Members are the sole members of Seller and will each directly benefit from the financial terms of this transaction). Each HJ Member also acknowledges that the terms and conditions of this Section 11.6 shall operate separately and independent of any other non-compete or similar covenant between such HJ Member and the Purchaser or any Affiliate of the Purchaser (including any such covenant contained in any employment agreement between such parties, if any), and the provisions of this Section 11.6 shall not be affected by the circumstances surrounding his termination or other cessation of employment with the Purchaser or any Affiliate thereof.

(e)        Seller and each HJ Member acknowledges and agrees that any breach of the restrictions set forth in this Section 11.6 will result in irreparable injury to the Purchaser and its Affiliates for which they shall have no meaningful remedy at law, and the Purchaser and its Affiliates shall be entitled to injunctive relief, without bond, in order to enforce the provisions hereof. Upon obtaining any such final and nonappealable injunction, the Purchaser and its Affiliates shall be entitled to pursue reimbursement from the Seller, HJ Member and/or such HJ Member’s employer of attorney’s fees and costs reasonably incurred in obtaining such final and nonappealable injunction. In addition, the Purchaser shall be entitled to pursue reimbursement from the Seller, HJ Member and/or such HJ Member’s employer of costs reasonably incurred in securing a qualified replacement for any employee enticed away from the Purchaser and/or Affiliate thereof by such HJ Member. Further, the Purchaser and its Affiliates shall be entitled to set off against or obtain reimbursement from the Seller and HJ Member of any payments owed or made to the Seller hereunder, including, without limitation, amounts payable under the Purchaser Note.

11.7     Winding Up of Seller. As soon as reasonably practicable following the Closing Date, Seller shall, and the HJ Members shall cause, the commencement of the winding up of the affairs of Seller.

11.8     Assignment of Prepays. At Closing, Seller shall pay to Purchaser all amounts representing billed, but unearned, revenues (“Prepays”). For the avoidance of doubt, and for illustrative purposes only, should Closing occur effective April 1, 2017, and Seller has been paid in advance for services to be rendered on or after April 1, 2017, such payments shall be paid by Seller to Purchaser, in cash, by certified check or by wire transfer, as Purchaser shall determine. Any Prepays that are not paid to Purchaser as required by this Section 11.8 shall be offset against the Purchase Price.

11.9     Tax Gross-Up. The parties hereto have agreed that $* is a reasonable allocation  of a portion of the Purchase Price to the value of the non-competition provisions set forth in Section 11.6 hereof. In the event that the Internal Revenue Service later determines that an

* Confidential information has been omitted pursuant to a request for confidential treatment and filed separately with the Federal Deposit Insurance Corporation.

amount in excess of $* should have been allocated to the non-competition provisions set forth in Section 11.6, then Purchaser agrees to reimburse the HJ Members, as applicable, the amount of the additional personal tax payable as a result of any allocation greater than $* to the non- competition provisions of Section 11.6, including any interest or penalties owing by Seller or the HJ Members as a result of or in connection with such determination by the Internal Revenue Service (but excluding any interest or penalties incurred after the date of remittance of such amounts by Purchaser to the affected party).

ARTICLE XII

TERMINATION

12.1.    Termination of Agreement. This Agreement may be terminated prior to Closing:

(a)        by the mutual consent of Seller and Purchaser;

(b)        by Seller or Purchaser if the Closing has not taken place on or before March 31, 2017; provided, however, that no party then in breach of any representations, warranties, covenants or agreements hereunder shall have the right to terminate;

(c)        by Purchaser in the event of a breach by Seller of any of its representations, warranties, covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Seller of such breach; provided,  however, that Purchaser shall not have such right to terminate if Purchaser is then in breach of any of Purchaser’s representations, warranties, covenants or agreements hereunder; and

(d)        by Seller in the event of a breach by Purchaser of any of its representations, warranties, covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Purchaser of such breach; provided,  however, that Seller shall not have such right to terminate if Seller is then in breach of any of Seller’s representations, warranties, covenants or agreements hereunder.

12.2.    Effect of Termination. If this Agreement is terminated pursuant to this Article  XII no party shall have any liability or further obligation to the other party except (a) as set forth in Sections 12.3, 14.1 and 14.2 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement before its termination.

12.3.    Return of Documents. If this Agreement is terminated for any reason pursuant to this Article XII, each party shall return to the other party all documents and copies thereof which shall have been furnished to it by such other party or, with the agreement of the other party, shall destroy all such documents and copies thereof and certify in writing to the other party any such destruction.

* Confidential information has been omitted pursuant to a request for confidential treatment and filed separately with the Federal Deposit Insurance Corporation.

ARTICLE XIII

SURVIVAL OF REPRESENTATIONS
AND WARRANTIES; INDEMNIFICATION

13.1.    Survival of Representations and Warranties and Covenants. All representations and warranties of the Parties set forth in Article VI and Article VII shall survive for a period of three (3) years following the Closing; provided that there shall be no termination of any such representation or warranty as to which a claim for Losses has been asserted prior to the termination of such survival period. Following the Closing, each of the covenants and agreements of the parties contained in, or made by the parties pursuant to the terms of, this Agreement that are to be performed by the parties at or after the Closing shall survive the Closing until the same shall have been performed or discharged in full in accordance with their terms. No other agreements and covenants in this Agreement shall survive other than the agreements and covenants set forth in ARTICLE III, ARTICLE IV, ARTICLE XI, this ARTICLE XIII and ARTICLE XIV, which shall survive indefinitely.

13.2.    Indemnification.

(a)        Indemnification by Seller. Subject to the dollar limitation on the  Indemnity Obligations of the HJ Members set forth in Section 13.5 below, Seller and the HJ Members agree, jointly, severally and in the alternative, to indemnify Purchaser, its Affiliates, their respective Representatives and agents and each of the successors and assigns of any of the foregoing (the “Purchaser Indemnified Parties”) against, and agrees to hold such Purchaser Indemnified Parties harmless from, all losses, costs, damages, liabilities, claims, demands, judgments, fines, settlements, fees and expenses, whether governmental or non-governmental (including reasonable fees and expenses of counsel and reasonable expenses of investigation) (collectively, “Losses”), incurred resulting from: (i) any inaccuracy or breach of any representation or warranty made by Seller or the HJ Members in Article VI of this Agreement, the Seller Bring Down Certificate or in the Ancillary Documents, or any exhibits or schedules thereto, or in any certificate, document or instrument executed and delivered under this Agreement or any of the Ancillary Documents; (ii) any breach of or default in connection with any covenant or agreement on the part of Seller or the HJ Members under this Agreement or any of the Ancillary Documents; (iii) any liability incurred by Purchaser for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation arising from Seller’s or HJ Members’ agreement with any broker, finder or agent; and (iv) Losses related to Third Party Claims. Purchaser shall retain the right to seek equitable and injunctive relief as a remedy in respect of violations of Sections 8.6 and 14.2.

(b)        Indemnification by Purchaser. Purchaser agrees to indemnify Seller, its Affiliates, their respective Representatives and agents and each of the successors and assigns of any of the foregoing (the “Seller Indemnified Parties”) against, and agrees to hold such Seller Indemnified Parties harmless from, all Losses incurred resulting from: (i) any inaccuracy of any representation or warranty made by Purchaser in Article VII of this Agreement, or in the Ancillary Agreements or any exhibits or schedules thereto, or in any certificate, document or instrument executed and delivered under this Agreement or any of the Ancillary Documents; (ii)  any breach of or default in connection with any covenant or agreement on the part of Purchaser under this Agreement or any of the Ancillary Documents; (iii) any liability incurred by

Seller for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation arising from Purchaser’s agreement with any broker, finder or agent; and (iv) Losses related to Third Party Claims. Seller shall retain the right to seek equitable and injunctive relief as a remedy in respect of violations of Sections 8.6 and 14.2.

13.3.    Third-Party Indemnification Claims Procedures. To the extent any Losses  covered by Section 13.2 relate to an action, cause of action, or demand by a third-party (a “Third-Party Claim”), the party entitled to indemnity for the Losses (the “Indemnified Party”) shall have full responsibility and authority with respect to the disposition of any Third-Party Claim; provided, however, that it will not settle any such action, suit or proceeding without the prior written consent of the party or parties responsible for providing indemnity for the Losses (the “Indemnifying Party”), which will not be unreasonably withheld. Without limiting the generality of the foregoing, Losses related to “Third-Party Claims” for purposes of Section 13.2(a) shall include any Losses arising from an action, cause of action, or demand by a third- party arising from or relating to any acts or omissions of Seller (or its officers, agents or employees) occurring on or before the Closing Date. In the event any action, suit or proceeding is brought against the Indemnified Party with respect to which the Indemnifying Party may have liability under the indemnity agreements contained in Section 13.2(a) or 13.2(b) hereof, the Indemnifying Party shall have the right, without prejudice to the Indemnified Party’s rights under this Agreement, at the Indemnifying Party’s sole expense, to be represented by counsel of its own choosing and with whom counsel for the Indemnified Party shall confer in connection with the defense of any such action, suit, or proceeding. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants, all books and records of the Indemnified Party relating to such action, suit or proceeding and the parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such action, suit or proceeding.

13.4.    Other Indemnification Claims Procedures. A claim for indemnification for any matter not involving a Third-Party Claim shall be promptly asserted by notice to the party from whom indemnification is sought.

13.5.    Payment of Indemnity Obligations.

(a)        With respect to Indemnity Obligations of Seller or HJ Members, such Indemnity Obligations shall be satisfied in the following order of priority: first, by reducing the balance of the Purchaser Note by an amount equal to the amount of such Indemnity Obligations, and second, in the event that any such Indemnity Obligations are in excess of the then balance of the Purchaser Note, directly against the Seller and/or the HJ Members, jointly and severally, in accordance with Section 13.5(b); provided, however, that the total Indemnity Obligation of the HJ Members, collectively, shall be limited to $*. (However, nothing herein shall in any way reduce or limit the scope, type or amount of any insurance coverage and/or proceeds that may be available relating to the Indemnity Obligations; and, at the request of the Purchaser, each of the Seller and HJ Members shall promptly execute an assignment of such party’s right to the proceeds payable to Seller or either HJ Member under any applicable insurance policy in order to fund in whole or in part the Indemnity Obligations owing to Purchaser hereunder.)

(b)        Subject to Section 13.5(a), each Indemnifying Party shall promptly pay to any Indemnified Party the amount of all Indemnity Obligations to which the foregoing provisions of this Article XIII relate together with interest thereon from the date of assertion of such claim for Losses at a rate equal to the rate of 30 day U.S. Treasury bills as of the date of the applicable notice of the claim for indemnification.

13.6.    Other Remedies. The indemnification provided in this Article XIII shall be the sole and exclusive financial remedy of any Indemnified Party following the Closing for any inaccuracy or breach of any representation or warranty, agreements and covenants made by the any party in this Agreement with respect to which indemnification is provided in this Article XIII. Notwithstanding the foregoing, it is expressly understood and agreed that nothing  contained herein shall be deemed to waive or limit the parties’ rights to obtain non-financial, equitable relief including, without limitation, the right to obtain one or more temporary or permanent injunctions, without need to post bond. In the event that the Indemnifying Party is required to indemnify the Indemnified Parties pursuant to the requirements of this Agreement, the Indemnifying Party shall be entitled to recover such indemnity payments from unrelated third parties (including, without limitation, manufacturers, vendors and other suppliers, but specifically excluding the Indemnified Parties’ insurers).

13.7.    Effect of Due Diligence. Notwithstanding any knowledge of, or information, investigation or audit conducted by, a member of Purchaser or Seller prior to the Closing with respect to the other, each of Purchaser and Seller shall be entitled to rely upon the representations, warranties, covenants and agreements of the other set forth in this Agreement, and such representations, warranties, covenants and agreements shall not be deemed to have  been waived, qualified, limited or otherwise affected by any such information, investigation or audit, or any knowledge attributable to any member of Purchaser or Seller, as applicable.

ARTICLE XIV GENERAL

14.1.    Expenses. Except as otherwise provided in this Agreement, and  whether or not the transactions herein contemplated shall be consummated, Purchaser and Seller shall pay their own fees, expenses and disbursements, including the fees and expenses of their respective counsel, accountants and other experts, in connection with the subject matter of this Agreement and all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement; provided, however, that Purchaser agrees to pay directly to Gladstone, at Closing, the sum of $* cash, as partial payment of the amounts payable by Seller to Gladstone in connection with the consummation of the transactions contemplated hereby.

14.2.    Publicity. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Purchaser and Seller; provided, however, that the parties will agree to jointly plan, coordinate, and execute one or more announcements regarding the transaction. Except as may be required by law, no party shall act unilaterally in this regard without the prior written approval of the other party, such approval not to be unreasonably withheld.

14.3.    Waivers. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Notice or knowledge of any matter shall not constitute a waiver of any representation or warranty with respect to such matter. The waiver by any Party of any breach of any provision shall not be construed as a waiver of any other provision by such party. Each Party shall have the right to waive fulfillment of a condition or covenant or compliance with a representation or warranty of which it is the beneficiary, but such waiver may be made only by written instrument executed by such Party.

14.4.    No Third-Party Benefits. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successor and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

14.5.    Bulk Sales Law Compliance. At least ten (10) days prior to the Closing Date, the Seller shall provide a bulk sales notice to the Pennsylvania Department of Revenue (“Revenue”) and the Department of Labor and Industry (“L&I”) as required by 72 P. S. §§ 1403, 7240 and 7321.1 and provide a copy thereof to the Purchaser. As soon as practicable after the Closing Date, the Seller shall apply for bulk sales tax clearance certificates and provide the Purchaser with copies of the applications. The Seller agrees to indemnify the Purchaser with respect to any failure of the Seller to provide the required 10-day prior notice or to otherwise comply with any such Seller’s bulk sale clearance obligations. Further, the Seller and HJ Members, jointly and severally, agree to indemnify, defend and hold the Purchaser harmless from and against any and all losses, claims, damages and liabilities, including without limitation attorneys’ fees and costs of defense, which may be incurred by the Purchaser in connection with non-payment by the Seller of any taxes imposed upon the Seller relating to the period of time during which the Seller has owned or operated the Business and the Purchased Assets or the sale thereof. This paragraph shall survive the sale of the Purchased Assets until such time as the clearance certificates provided for herein are delivered to Purchaser.

14.6.    Notices. All notices, requests, demands, elections and other communications which either Party to this Agreement may desire or be required to give hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by a reputable courier service which requires a signature upon delivery, by mailing the same by registered or certified first class mail, postage prepaid, return receipt requested, or by telecopying with receipt confirmation (followed by a first class mailing of the same) to the Party to whom the same is so given or made. Such notice, request, demand, waiver, election or other communication will be deemed to have been given as of the date so delivered or electronically transmitted or seven days after mailing thereof.

If to Seller and the HJ Members, to:	HJ Wealth Management, LLC 1000 Germantown Pike, H-1 Plymouth Meeting, PA 19462
Attn: Jay Heller, Member
Phone:
Fax:

With copies to:	Rogers Castor
26 East Athens Avenue Ardmore, Pennsylvania 19003 Attn: Alex Heller, Esq.
Phone: (610) 649-1880
Fax: (877) 649-1880

If to Purchaser, to:	Meridian Bank
9 Old Lincoln Hwy Malvern, PA 19355
Attn: Michael Curry, Senior Vice President & General Counsel
Phone: (484) 235-0420
Fax: (484) 235-0421

With copies to:	Rhoads & Sinon LLP One South Market Square
12th Floor, P.O. Box 1146 Harrisburg, Pennsylvania 17108 Attn: Kenneth J. Rollins, Esq.
Phone: (717) 237-6782
Fax: (717) 260-4382

14.7.    Entire Agreement. This Agreement (including the Exhibits, Schedules, Seller Disclosure Schedules and Purchaser Disclosure Schedules hereto, which are incorporated herein by reference and made a part hereof) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the parties hereto as to the matters set forth herein and supersedes and revokes all prior agreements and understandings, oral and written, between the parties hereto or otherwise with respect to the subject matter hereof. No change, amendment, termination or attempted waiver of any of the provisions hereof shall be binding upon any Party unless set forth in an instrument in writing signed by the Party to be bound or their respective successors in interest.

14.8.    Counterparts. This Agreement may be executed simultaneously in two (2)  or more counterparts (including, without limitation, facsimile or electronic counterparts), each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

14.9.    Governing Law and Choice of Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, regardless of any conflicts-of-law principles. In any action between or among any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each  of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the Eastern District of the Commonwealth of Pennsylvania and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in such court has been brought in an inconvenient forum; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Eastern District of the Commonwealth of Pennsylvania; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first-class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 14.6.

14.10.  Cooperation. The parties hereto shall cooperate fully at their own expense, except as otherwise provided in this Agreement, with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.

14.11.  Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Agreement shall not be affected thereby and each remaining term, covenant, condition and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

14.12.  Successors and Assigns. The covenants, agreements and conditions contained herein or granted hereby shall be binding upon and shall inure to the benefit of parties hereto and each of their respective successors and permitted assigns. Seller shall not assign, or otherwise transfer any interest in this Agreement to any other Person without the express prior written consent of Purchaser. Purchaser shall not assign, or otherwise transfer any interest in this Agreement to any person without the prior written consent of Seller; provided, however, that Parent may assign its rights under this Agreement without Seller’s consent to a Person directly or indirectly controlled by, controlling, or under common control with Parent, and upon such assignment, Parent shall be absolved of any further obligations arising hereunder or related hereto.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLER:
HJ WEALTH MANAGEMENT, LLC

By:	/s/ Jay Heller
Name:	Jay Heller
Title:	CEO

HJ MEMBERS:

/s/ Jay Heller
Jay Heller

/s/ Brian Kohute
Brian Kohute

PURCHASER:
MERIDIAN BANK

By:	/s/ Chris Annas
Name:	Chris Annas
Title:	President & CEO